UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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EXTERRAN HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXTERRAN HOLDINGS, INC.

Dear Fellow Stockholder:

You are invited to attend the 2012 Annual Meeting of Stockholders of Exterran Holdings, Inc. on April 24, 2012, in Houston, Texas. Your attendance at the meeting will give you the opportunity to meet members of our Board of Directors as well as our senior management team.

The formal notice of the Annual Meeting, Proxy Statement and form of proxy that follow provide important information regarding the matters to be voted on at the meeting as well as information regarding other items of interest to our stockholders.

Your vote counts. Your broker cannot vote your shares on certain matters without your instructions. Regardless of the size of your stockholdings, we want to see your shares represented at the Annual Meeting. Please vote your shares by one of the methods offered and explained in the Proxy Statement and on the enclosed proxy card. If you have access to the Internet, we urge you to vote your shares electronically.

We look forward to seeing your ownership of Exterran represented at the 2012 Annual Meeting.

Sincerely,

Gordon T. Hall

Chairman of the Board

March 16, 2012

EXTERRAN HOLDINGS, INC.

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Exterran Holdings, Inc.:

The 2012 Annual Meeting of Stockholders of Exterran Holdings, Inc., a Delaware corporation, will be held at 11:30 a.m. central time on Tuesday, April 24, 2012, at the corporate offices of Exterran located at 16666 Northchase Drive, Houston, Texas 77060, for the following purposes:

•	to elect eight directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm for fiscal year 2012;

•	to conduct an advisory vote to approve the compensation provided to Exterran’s Named Executive Officers for 2011; and

•	to transact such other business as may properly come before the meeting.

The Board of Directors has set the close of business on March 1, 2012, as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

We encourage you to sign and return your proxy card, use the telephone or Internet voting procedures or attend the meeting in person so that your shares are represented.

By Order of the Board of Directors,

Donald C. Wayne

Secretary

Houston, Texas

March 16, 2012

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Stockholders to be held on April 24, 2012

The Proxy Statement and annual report to stockholders are available at www.exterran.com.

2012 PROXY STATEMENT

i

ii

EXTERRAN HOLDINGS, INC.

16666 Northchase Drive

Houston, Texas 77060

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

APRIL 24, 2012

GENERAL INFORMATION

The Board of Directors has sent these proxy materials to you to solicit your vote at the 2012 Annual Meeting of Stockholders (the “2012 Stockholders’ Meeting”). The meeting will begin promptly at 11:30 a.m. central time on Tuesday, April 24, 2012, at Exterran’s corporate offices located at 16666 Northchase Drive, Houston, Texas 77060. This Proxy Statement and form of proxy are first being sent to stockholders on or about March 16, 2012, and are accompanied by our 2011 Annual Report. Exterran Holdings, Inc., a Delaware corporation, is also referred to in this Proxy Statement as “we,” “us,” “our,” “Exterran” or the “Company.”

Agenda

The 2012 Stockholders’ Meeting will be held for the following purposes:

1.	to elect eight directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2012;

3.	to conduct an advisory vote to approve the compensation provided to our Named Executive Officers for 2011; and

4.	to transact such other business as may properly come before the meeting.

All of these items are discussed in more detail in this Proxy Statement.

Stockholders Entitled to Vote

Owners of our common stock, $0.01 par value per share, as of the close of business on March 1, 2012, are entitled to receive notice of and to vote at the 2012 Stockholders’ Meeting. At the close of business on March 1, 2012, there were 64,272,709 shares of common stock outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the 2012 Stockholders’ Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 16666 Northchase Drive, Houston, Texas 77060.

Quorum and Required Votes

A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the 2012 Stockholders’ Meeting. Under our Second Amended and Restated Bylaws and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on Proposals 1 and 3, you will need to communicate your voting decisions to your bank, broker or other holder of record before April 24, 2012.

Each proposal to be voted on at the 2012 Stockholders’ Meeting is described in this Proxy Statement, as is the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the 2012 Stockholders’ Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the 2012 Stockholders’ Meeting.

How to Vote Your Proxy

Because many stockholders cannot attend the 2012 Stockholders’ Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You can vote your proxy by one of the following three methods:

•	over the Internet,

•	by calling a toll-free telephone number, or

•	by completing the enclosed proxy card and mailing it in the postage-paid envelope provided in these materials.

You may receive more than one proxy card, depending on how you hold your shares. You should vote each proxy card provided to you using one of the above methods. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to determine which options are available for voting the proxy. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Revocation of a Proxy

A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Proxy Solicitation

This solicitation is made on behalf of the Board of Directors. We will pay the cost of soliciting proxies. Proxies are being solicited by mail and may be solicited by telephone, facsimile or in person by our employees, who will not receive additional compensation for any such solicitation. MacKenzie Partners, Inc. has been retained to assist in the solicitation of proxies for a fee of $20,000, plus reimbursement for out-of-pocket expenses. We will also request brokers and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries, and we will reimburse their reasonable out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Eight directors are nominated to be elected to the Board of Directors (the “Board”) at the 2012 Stockholders’ Meeting, to hold office until our next annual meeting of stockholders or until their respective successors are duly elected and qualified. Each nominee has consented to serve as a director if elected.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD AS SET FORTH IN THIS PROPOSAL.

Vote Required

A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee; however, our Corporate Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his resignation for consideration by our Board. Broker non-votes will not have any effect on the election of directors.

Please note that the election of directors is not considered a “routine” matter and, therefore, if a brokerage firm holds your shares, it will not have discretionary authority to vote your shares for the election of directors unless you provide instructions using one of the methods described in this Proxy Statement.

Nominees for Director

Information concerning the name, age and background of each of the nominees for election to the Board is set forth below. Ages are stated as of March 1, 2012. Certain of the nominees listed below previously served as directors of Hanover Compressor Company (“Hanover”) or Universal Compression Holdings, Inc. (“Universal”) and were appointed to our Board on August 20, 2007, the effective date of a series of mergers among Hanover, Universal and certain of their subsidiaries that resulted in Hanover and Universal becoming our wholly owned subsidiaries.

Uriel E. Dutton, 81, has served as a director since February 2001, initially as a designee of WEUS Holding, Inc. following the acquisition of Weatherford Global Compression Services, L.P. Mr. Dutton has been counsel to and a partner with the law firm of Fulbright & Jaworski L.L.P. for over 50 years. He also served for approximately 20 years on the board of directors of Grey Wolf Drilling Company (a private oil and gas drilling services provider) prior to its acquisition by Grey Wolf, Inc. in 1997 and for 12 years on the board of directors of EVI, Inc. (a manufacturer and supplier of engineered oilfield tools and equipment) prior to its merger with Weatherford Enterra, Inc. in 1998. Mr. Dutton serves as a director and Vice President of the M.D. Anderson Foundation (a charitable organization). Mr. Dutton received his J.D. from Baylor University.

Mr. Dutton’s experience representing clients in the oil and gas industry brings an understanding of the operational and jurisdictional challenges of an international energy services company. In addition, the length and depth of his experience have afforded him the opportunity to work with a wide variety of companies in our industry. As an attorney, Mr. Dutton has an understanding of the importance of sound corporate governance, as well as other issues relating to law, compliance and regulatory matters. We believe this knowledge and experience make Mr. Dutton well qualified to serve as a member of our Board and as chair of our Nominating and Corporate Governance Committee.

Gordon T. Hall, 52, has served as a director since March 2002 and Chairman of the Board since May 2005. Prior to his election as a director, Mr. Hall was a Managing Director at Credit Suisse (a brokerage services and investment banking firm). While at Credit Suisse, Mr. Hall served as Senior Oil Field Services Analyst and Co-Head of the Global Energy Group. Mr. Hall joined Credit Suisse in 1987 as a technology analyst. Mr. Hall was a director of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing) from March 2002 until its merger with Tenaris S.A. in May 2007 and was a director of Grant Prideco, Inc. (a drill technology and manufacturing company) from November 2007 until its acquisition by National Oilwell Varco, Inc. in April 2008. Mr. Hall is currently a director and member of the audit committee of Noble Corporation (a global offshore drilling contractor for the oil and gas industry), the Chairman of the Board of Theatrics.com LLC (a private entertainment media company), and is involved in several non-profit organizations. He holds a S.M. from the M.I.T. Sloan School of Management.

As Chairman of the Board of Hanover from May 2005, and continuing in that role following the merger of Hanover and Universal in August 2007, Mr. Hall has developed a thorough understanding of our operational and strategic opportunities and challenges. Mr. Hall’s prior experience as a research analyst covering oil field services companies gives him a broad-based understanding of the industry, our customers and our competitors, as well as mergers and acquisitions and capital market transactions. We believe this knowledge and experience, together with Mr. Hall’s former and current experience as a member of the boards, including the audit committees, of other public oil and gas companies, make him well qualified to serve as Chairman of the Board.

J.W.G. “Will” Honeybourne, 60, has served as a director since April 2006. Mr. Honeybourne has been Managing Director of First Reserve Corporation (a private equity firm) since January 1999, where he is responsible for deal origination, investment structuring and monitoring, with a particular emphasis on the equipment, manufacturing and services sector, upstream oil and gas and international markets. Prior to joining First Reserve, Mr. Honeybourne served as Senior Vice President of Western Atlas International (a seismic and wireline-logging company) from 1996 to 1998. Mr. Honeybourne currently serves as a director of Acteon Group (a U.K.-based offshore and subsea services company), non-executive Chairman of KrisEnergy (a Singapore-based upstream oil and gas company), and director of Barra Energia Petróleo e Gás (a private Brazilian oil and gas exploration and production company). He has previously served as a director of the following private companies: Abbott Group (a U.K.-based drilling company) from March 2008 to December 2009, Red Technology Alliance (a First Reserve joint venture with Halliburton Company) from December 2006 to January 2010, Caledonia Oil and Gas (an acquirer and developer of North Sea natural gas reserves) from October 2003 to November 2005, and CiDRA (a provider of flow monitoring to a diverse range of industrial applications) from April 1999 to May 2006. Mr. Honeybourne holds a B.Sc. in Oil Technology from Imperial College, London University and is a member of the Society of Petroleum Engineers and the Society of Exploration Geophysicists. He is also a director of the Petroleum Equipment Suppliers Association.

Mr. Honeybourne’s technical background in petroleum engineering and his experience as Managing Director of a private equity firm focused on the international oil and gas industry result in a valuable combination of skills for a member of our Board. Mr. Honeybourne’s current and former service as a director of various oil and gas companies located outside the United States, including his service as non-executive Chairman of KrisEnergy, brings an understanding of the challenges and opportunities of international markets and operations. We believe these skills and experience make Mr. Honeybourne well qualified to serve as a member of our Board.

Mark A McCollum, 52, has served as a director since May 2009. Mr. McCollum is Executive Vice President and Chief Financial Officer of Halliburton Company (an energy services company that provides well construction, well completion and reservoir engineering). He served as Senior Vice President and Chief Accounting Officer of Halliburton from August 2003 until assuming his current position in December 2007. Mr. McCollum was a director of Exterran GP LLC from October 2006 until his appointment to our Board in May 2009. Mr. McCollum also served as a director of KBR, Inc. (a global engineering, procurement and construction company) from June 2006 to April 2007. Mr. McCollum’s service with non-profit and/or private organizations includes: as Chairman and Trustee of the Star of Hope Mission, as Trustee of The Center Foundation, as a member of the Advisory Board of Aid Sudan and as a member of the Board of Regents of Baylor University. He is a member of the AICPA, the Texas Society of CPAs, Financial Executives International and the Institute of Management Accountants. Mr. McCollum, a Certified Public Accountant, received his B.B.A. from Baylor University.

Through Mr. McCollum’s experience as the Chief Financial Officer of an international energy services company, he brings to the Board extensive financial and accounting expertise. In addition, his tenure as a director of Exterran GP LLC, the managing general partner of Exterran Partners, L.P., a master limited partnership in which we own an equity interest, provides him with an understanding of our U.S. contract compression operations and overall strategy with respect to our ownership of Exterran Partners, L.P. We believe this knowledge and experience make Mr. McCollum well qualified to serve as a member of our Board.

William C. Pate, 48, has served as a director since January 2007. Mr. Pate is a Co-President of Equity Group Investments, L.L.C. (“EGI,” a private investment firm), and serves as a member of the board of directors of certain private affiliates of EGI. Prior to joining EGI in 1994, Mr. Pate was an associate with The Blackstone Group (a global asset management and advisory services firm) and served in the mergers and acquisitions group of Credit Suisse (a brokerage services and investment banking firm). Mr. Pate also serves as a director and chairman of the audit committee of Covanta Holding Corporation (an owner and operator of energy-from-waste and power generation projects). Mr. Pate previously served as a director of Middlebrook Pharmaceuticals, Inc. (a pharmaceutical company) from 2008 to 2010 and Adams Respiratory Therapeutics, Inc. (a specialty pharmaceutical company) from 1999 to 2007. Mr. Pate received a B.A. from Harvard University and a J.D. from the University of Chicago Law School.

Mr. Pate has extensive experience with the private and public capital markets as well as complex corporate transactions, including mergers and acquisitions. He has served on the boards of other public companies in a variety of industries and currently serves as chairman of the audit committee of Covanta. We believe this knowledge and experience make Mr. Pate well qualified to serve as a member of our Board.

Stephen M. Pazuk, 68, has served as a director since February 2004. Mr. Pazuk is the Chief Financial Officer and Treasurer of Drive Thru Technology, Inc. (a provider of computer-based surveillance equipment, systems and monitoring), a position he has held since 2000. He has also been involved in venture capital investments and real estate development in Boston, Massachusetts, and Fresno and Clovis, California, since his retirement as Senior Vice President, Treasurer and Partner of Wellington Management Company, LLP (a global investment advisor) in June 2000. Mr. Pazuk began his career with Wellington in 1968 and held various positions during his tenure, including Treasurer of Wellington Trust Company NA and President of Wellington Sales Company. Mr. Pazuk currently serves on the board of several privately-held companies.

Through his treasury and finance background, management experience and service on the boards of several privately-held companies, Mr. Pazuk has an understanding of financial transactions, management dynamics and cost structures. In addition, prior to the merger of Hanover and Universal, Mr. Pazuk served as a member of Hanover’s audit committee and as the chairman of its compensation committee, which gave him insight into our operations and compensation philosophy and practices. We believe Mr. Pazuk’s background and experience make him well qualified to serve as a member of our Board and as chair of our Compensation Committee.

Christopher T. Seaver, 63, has served as a director since October 2008. Mr. Seaver was appointed Chairman of the Board of Hydril Company (an oil and gas service company specializing in pressure control equipment and premium connections for casing and tubing) in 2006, CEO and Director in 1997 and President in 1993, and served in such capacities until the company’s acquisition by Tenaris S.A. and his retirement in May 2007. Mr. Seaver joined Hydril in 1985 and held a series of domestic and international management positions until his appointment as President in 1993. Prior to joining Hydril, Mr. Seaver was a corporate and securities attorney for the law firm of Paul, Hastings, Janofsky & Walker LLP, and was a Foreign Service Officer in the U.S. State Department, with postings in Kinshasa, Republic of Congo, and Bogota, Colombia. Mr. Seaver currently serves as a director and member of the audit committee of Oil States International, Inc. (an oil service company specializing in remote accommodations, manufacturing of products for offshore production and drilling, OCTG distribution, rental tools and US land drilling services) and McCoy Corporation (a Canadian oil service company principally providing power tongs and related equipment). Mr. Seaver was a director of Innovative Wireline Solutions Inc. (a start-up Canadian wireline services company) from July 2010 to October 2011. He has been a director and officer of the Petroleum Equipment Suppliers Association, a director of the American Petroleum

Institute, and a director and chairman of the National Ocean Industries Association. Mr. Seaver holds an A.B. in economics from Yale University and J.D. and M.B.A. degrees from Stanford University.

Through his former roles as President, Chief Executive Officer and Chairman of the Board of a publicly-traded oil and gas services company, Mr. Seaver brings to our Board both the perspective of an executive officer as well as that of a director. He has both domestic and international management and operations experience and has been heavily involved in many industry trade and professional organizations. His tenure with the U.S. State Department makes him well-versed in international cultures and the challenges and opportunities presented by conducting business in developing countries. We believe this knowledge and experience, together with his service on the boards of other energy services companies, make Mr. Seaver well qualified to serve as a member of our Board.

Mark R. Sotir, 48, was appointed to the Board on November 1, 2011 and was appointed Executive Vice Chairman effective December 12, 2011. Mr. Sotir has been a Managing Director of Equity Group Investments, L.L.C. (“EGI”, a private investment firm) since November 2006. While at EGI, he served as the interim president of Tribune Interactive, a division of Tribune Company (a media conglomerate) from December 2007 until April 2008. In December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code. Prior to joining EGI, Mr. Sotir was the Chief Executive Officer of Sunburst Technology Corporation (an independent distributor of educational software to public schools) from August 2003 to November 2006. Prior to joining Sunburst, Mr. Sotir held various positions with the Budget Group, Inc. (a national car and truck rental business) from 1995 to 2003, including as President and Chief Operating Officer from 2000 to 2003. Budget Group, Inc. filed for protection under Chapter 11 of the Bankruptcy Code in July 2002. Mr. Sotir serves on the board of several EGI portfolio companies, including Rewards Network Inc. (a dining rewards company), WRS Holding Company (an environmental remediation and construction company) and SIRVA Inc. (a provider of moving and relocation services). He served as a director of VIA Wines Group (a Chilean wine producer and marketer) from 2007 to January 2012. Mr. Sotir holds a B.A. in economics from Amherst College and an M.B.A. from Harvard Business School.

Mr. Sotir brings to our Board extensive operational experience, gained by serving in key management and leadership roles in a wide range of industries. His operational experience includes brand management, sales, marketing and distributions, as well as finance and workouts. In addition, Mr. Sotir serves as a director for several companies representing a diversity of industries. We believe Mr. Sotir’s operational experience in key leadership and director roles make him well qualified to serve as a member of our Board.

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INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD OF

DIRECTORS AND COMMITTEES OF THE BOARD

Governance

The Board has designated an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and committee charters, each of which are available to the public on our website at www.exterran.com or in print by submitting a written request to Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Director Independence

Our Code of Business Conduct requires all employees, officers and non-employee directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. This policy is made available to all employees. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire requires that responses be updated throughout the year to the extent circumstances change.

The Nominating and Corporate Governance Committee assesses director independence each year by considering all direct and indirect business relationships between Exterran and each director (including his immediate family), as well as relationships with other for-profit concerns and charitable organizations. With the Nominating and Corporate Governance Committee’s recommendation, the Board makes a determination relating to the independence of each member, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the NYSE.

During the Nominating and Corporate Governance Committee’s most recent review of independence, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records as well as the responses to the director and officer questionnaires; as a result, the relationships described in this Proxy Statement under the section titled “Certain Relationships and Related Transactions” were reviewed by the Nominating and Corporate Governance Committee and approved by the Audit Committee.

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board determined that the following directors are independent: Messrs. Dutton, Hall, Honeybourne, McCollum, Pate, Pazuk and Seaver.

Board Leadership Structure

We separate the roles of Chairman of the Board and Chief Executive Officer. We believe this structure is currently in the best interests of our stockholders because by separating these positions:

•	our Chief Executive Officer can focus on the day-to-day operations and management of our business, and

•	the Chairman of the Board can lead the Board in its fundamental role of providing advice to and independent oversight of management.

The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as our Chairman. The Board believes this structure is appropriate for the Company because of the size and composition of the Board, the scope and complexity of our operations and the responsibilities of the Board and management.

The Board has adopted procedures for the timely and efficient transfer of our Chief Executive Officer’s responsibilities in the event of an emergency or his sudden incapacitation or departure.

Mr. Hall serves as Chairman of the Board and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting, that are attended only by independent directors.

Communication with the Board

Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to us at the following address: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our compliance hotline at 1-800-281-5439 (within the U.S. and Canada) or 1-832-554-4859 (outside the U.S. and Canada).

Committees of the Board

Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees are indicated in the following chart:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Uriel E. Dutton*			Chair
Gordon T. Hall*	Member	Member	Member
J.W.G. (“Will”) Honeybourne*		Member	Member
Mark A. McCollum*	Chair
William C. Pate*
Stephen M. Pazuk*		Chair
Christopher T. Seaver*	Member		Member
Mark R. Sotir

*	Independent members of the Board

Audit Committee

The Audit Committee has been appointed by the Board to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor, the performance of our internal audit function and the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting. The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each member qualifies as an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (“SEC”). No member of the Audit Committee serves on the audit committee of more than two other public companies. The Report of the Audit Committee is included in this Proxy Statement on page 18.

Compensation Committee

The Compensation Committee has been appointed by the Board to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting and retaining the executive talent required to achieve corporate objectives and linking pay and performance. The Board has determined that each member of the Compensation Committee is independent. The Compensation Committee Report is included in this Proxy Statement on page 37.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has been appointed by the Board to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, oversee the evaluation of the Board and review and implement our Corporate Governance Principles. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent.

Attendance at Meetings

The Board and its committees held the following number of meetings and acted by unanimous written consent the following number of times during 2011:

	No. of Meetings	No. of Actions by Written Consent
Board	13	3
Audit Committee	5	—
Compensation Committee	10	5
Nominating and Corporate Governance Committee	4	1

We expect members of the Board to attend all meetings. The directors attended, as a group, 97% of the meetings of the Board and Board committees on which they served during calendar year 2011. Each director attended at least 89% of the meetings of the Board and Board committees on which he or she served during 2011. Directors are also encouraged to attend the annual meeting of stockholders, and in 2011, all of our directors attended the meeting.

Director Qualifications, Nominations and Diversity

Stockholders may propose director nominees to the Nominating and Corporate Governance Committee (for consideration for election at the 2013 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement on page 57, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to: Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary. See the section titled “General Information — 2013 Annual Meeting of Stockholders.” Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board.

The Nominating and Corporate Governance Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, international business and relevant technical expertise. The Nominating and Corporate Governance Committee also considers issues of diversity in the director identification and nomination process. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Corporate Governance Committee believes that backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, color, religion, sex, age, national origin, citizenship, veteran status, disability, sexual orientation, gender identity, genetic information or any other basis proscribed by law.

Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to personally attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable and should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, regulation and the rules of the NYSE, our certificate of incorporation, our bylaws and our Corporate Governance Principles.

The Board’s Role in Risk Oversight

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to us, including operational, financial and strategic risks. Also, the involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the composition of the Board and other types of risks within its areas of responsibility. The Audit Committee oversees the management of financial risks and also receives regular quarterly reports from our Director of Internal Audit and our Chief Compliance Officer. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risk Assessment Related to Our Compensation Structure

We believe our compensation practices reflect sound risk management practices and are not reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions that they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe employee compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established (a) short-term incentives that balance various Company objectives and provide for maximum payouts, and (b) long-term incentive awards with three-year vesting periods and we believe these program features further balance short- and long-term objectives and encourages employee behavior designed to achieve sustained profitability and growth.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Hall, Honeybourne, McCollum, Pate, Pazuk and Sotir served on the Compensation Committee of the Board during all or a portion of 2011. There are no matters relating to interlocks or insider participation that we are required to report.

EXECUTIVE OFFICERS

The following provides information regarding our executive officers as of March 1, 2012. Certain of our executive officers also serve as officers of Exterran GP LLC, the managing general partner of Exterran Partners, L.P., a master limited partnership in which we own an equity interest (the “Partnership”).

William M. Austin, 65, was appointed Executive Vice President and Chief Financial Officer in December 2011. Prior to joining Exterran, Mr. Austin served as President of Austin Lee Ventures LTD (an investment company) since April 2010. From June 2009 to April 2010, he served as Senior Vice President and CFO of Valerus Compression Services, L.P. (a natural gas services, production and processing company). He was Senior Vice President and CFO of Key Energy Services (a publicly traded oilfield services firm) from January 2005 to February 2009. Prior to Key Energy Services, he worked in various senior operating and financial management positions across numerous industries, which included the following positions to assist with restructurings: Executive Vice President and then Chief Executive Officer of Cable & Wireless/Exodus Communications, Inc. (a provider of web-hosting services) from June 2001 to September 2002, which filed for protection under Chapter 11 of the Bankruptcy Code in September 2002, and Chief Restructuring Officer of Northwestern Corporation (a regional electrical and natural gas provider) from April 2003 to August 2004, prior to its bankruptcy filing in September 2004. Mr. Austin serves on the board and as chairman of the audit committee of IROC Energy Services Corp (a TSX-listed oilfield services company operating in Canada), and as a director of Express Energy LLC (a private oilfield services company). From 2009 to 2011, Mr. Austin served as a director of myDIALS Inc. (a private company and a provider of business analytics tools). Mr. Austin holds a B.S in Electrical Engineering from Brown University, an M.S. in Computer Science from Stevens Institute of Technology and an M.B.A. from Columbia University.

Kenneth R. Bickett, 50, is Vice President and Controller, positions he assumed in November 2011. He was also appointed Vice President and Controller of Exterran GP LLC in November 2011. Mr. Bickett held the titles of Vice President, Finance and Accounting from 2009 to November 2011 with Exterran and Exterran GP LLC and Vice President and Controller from 2007 to 2009 with Exterran and from 2006 to 2009 with Exterran GP LLC. Prior to the merger of Hanover and Universal and from July 2005, Mr. Bickett served as Vice President, Accounting and Corporate Controller of Universal. Mr. Bickett previously served as Vice President and Assistant Controller for Reliant Energy, Inc. (an electricity and energy services provider). Prior to joining Reliant Energy in 2002, Mr. Bickett was employed by Azurix Corp. from 1998, most recently as Vice President and Controller. Mr. Bickett also serves as an officer of certain other Exterran majority-owned subsidiaries. Mr. Bickett is a Certified Public Accountant and holds a B.S. in accounting from the University of Kentucky.

D. Bradley Childers, 47, was elected President and Chief Executive Officer effective December 12, 2011, having served as Interim President and Chief Executive Officer since November 1, 2011. Mr. Childers was also elected President, Chief Executive Officer and Chairman of the Board of Exterran GP LLC effective December 12, 2011, having served as Interim President, Chief Executive Officer and Chairman of the Board since November 1, 2011. Prior to these elections, Mr. Childers was Senior Vice President of Exterran since August 2007, President, North America of Exterran Energy Solutions, L.P. (“EESLP,” our wholly owned subsidiary) since March 2008, and Senior Vice President of Exterran GP LLC since June 2006 as well as director of Exterran GP LLC since May 2008. Prior to the merger of Hanover and Universal in August 2007, Mr. Childers was Senior Vice President of Universal and President of the International Division of Universal Compression, Inc. (Universal’s wholly owned subsidiary), positions he held from July 2006. He served as Senior Vice President, Business Development, General Counsel and Secretary of Universal beginning in April 2005 and as Senior Vice President, General Counsel and Secretary of Universal beginning in September 2002. Prior to joining Universal, he held various positions with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002, including Vice President, Business Development at Occidental Oil and Gas Corporation and corporate counsel. Mr. Childers also serves as an officer and director of certain other Exterran majority-owned subsidiaries. Mr. Childers holds a B.A. from Claremont McKenna College and a J.D. from the University of Southern California.

Joseph G. Kishkill, 47, is Senior Vice President, a position he assumed in February 2009. He also serves as President, Eastern Hemisphere of Exterran Energy Solutions, L.P., having served as President, Latin America from March 2008 to November 2009. Prior to the merger of Hanover and Universal in August 2007, Mr. Kishkill held the position of Vice President, Latin America with Universal. Mr. Kishkill joined Universal in 2002 as a General Manager in South America. Mr. Kishkill held positions of increasing responsibility with Enron Corporation from 1990 to 2001, advancing to Chief Executive Officer for South America. During his career, Mr. Kishkill has been based in Dubai, Brazil and Argentina and has provided management services for energy projects and pipelines throughout South America. Mr. Kishkill also serves as an officer of certain other Exterran majority-owned subsidiaries. Mr. Kishkill holds a B.S. in electrical engineering from Brown University and an M.B.A. from Harvard University.

Ronaldo Reimer, 49, is Senior Vice President, a position he assumed in June 2010. He also serves as President, Latin America of Exterran Energy Solutions, L.P. Mr. Reimer joined Exterran in June 2010, after concluding 25 years of service with the Robert Bosch Corporation. Mr. Reimer held a number of management and leadership positions with Bosch, including President of the Chassis Systems Control Product Division in North America, Senior Vice President of the Diesel Systems Division in South America and Technical Plant Manager of the Curitiba Plant in Curitiba, Brazil. During his tenure with Bosch, he served in engineering, project and operations manager and manufacturing director positions in Brazil, France, Germany and the United States. Mr. Reimer holds a mechanical engineering degree from The University of Sao Paulo, Brazil.

Robert E. Rice, 46, was elected Senior Vice President in December 2011, and at that time he was also appointed Senior Vice President of Exterran GP LLC and President, North America of Exterran Energy Solutions, L.P. Previously, Mr. Rice was Regional Vice President for the U.S. Gulf Coast Region of EESLP. Prior to the merger of Hanover and Universal, Mr. Rice held the following positions at Hanover: Vice President, Gulf Coast Business Unit, from September 2003 to August 2007; Vice President, Health, Safety & Environmental, from October 2002 to September 2003; and Director, Corporate Development, from January 2002 to October 2002. During his career, Mr. Rice has been based in Argentina and Australia and has developed detailed experience in analyzing, structuring and growing businesses in domestic and international energy markets. Mr. Rice also served as a Flight Test Engineer with the United States Air Force. Mr. Rice holds a B.S. in electrical engineering from Louisiana Tech University.

Daniel K. Schlanger, 38, is Senior Vice President, Operations Services, a position he assumed in February 2009. He also serves as Senior Vice President and director of Exterran GP LLC, positions he has held since June 2006 and October 2006, respectively, and served as Chief Financial Officer of Exterran GP LLC from June 2006 through March 2009. From May 2006 until the merger of Hanover and Universal, Mr. Schlanger served as Vice President, Corporate Development of Universal Compression, Inc. (a wholly owned subsidiary of Universal). From August 1996 through May 2006, Mr. Schlanger was employed as an investment banker with Merrill Lynch & Co. where he focused on the energy sector. Mr. Schlanger also serves as an officer of certain other Exterran majority-owned subsidiaries. Mr. Schlanger holds a B.S. in economics from the University of Pennsylvania.

Donald C. Wayne, 45, is Senior Vice President, General Counsel and Secretary, positions he assumed in August 2007. He also serves as Senior Vice President and General Counsel of Exterran GP LLC, a position he has held since August 2006. Prior to the merger of Hanover and Universal, Mr. Wayne served as Vice President, General Counsel and Secretary of Universal, a position he held since joining Universal in August 2006. Prior to joining Universal, he served as Vice President, General Counsel and Secretary of U.S. Concrete, Inc. (a producer of ready-mixed concrete and concrete-related products) from 1999 to August 2006. Prior to joining U.S. Concrete in 1999, Mr. Wayne served as an attorney with the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Wayne also serves as an officer and director of certain other Exterran majority-owned subsidiaries. Mr. Wayne holds a B.A. from Tufts University and a J.D. and an M.B.A. from Washington University (St. Louis).

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table provides information about beneficial owners, known by us as of March 1, 2012, of 5% or more of our outstanding common stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)

T. Rowe Price Associates, Inc.	7,180,729	(2)	11.2%
100 E. Pratt Street
Baltimore, Maryland 21202

BlackRock, Inc.	7,007,774	(3)	10.9%
40 East 52nd Street
New York, New York 10022

EGI-Fund (11-13) Investors, L.L.C.	6,317,840	(4)	9.8%
2 North Riverside Plaza, Suite 600
Chicago, Illinois 60606

Vallar Investments Limited	4,620,000	(5)	7.2%
89 Nexus Way
Camana Bay
PO. Box 1234
Grand Cayman, Cayman Islands KY1-9007

Franklin Mutual Advisors, LLC	4,045,515	(6)	6.3%
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078

Zazove Associates, LLC	3,938,226	(7)	6.1%
1001 Tahoe Blvd.
Incline Village, Nevada 89451

Dimensional Fund Advisors	3,801,650	(8)	5.9%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

The Vanguard Group, Inc.	3,318,480	(9)	5.2%
100 Vanguard Blvd.
Malvem, Pennsylvania 19355

(1)	Reflects shares of common stock beneficially owned as a percentage of 64,272,709 shares of common stock outstanding.
(2)	Based solely on a review of the Schedule 13G/A jointly filed by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Mid-Cap Value Fund, Inc. (“Price Mid-Cap”) on February 8, 2012. Price Associates has sole dispositive power over 7,180,729 shares and sole voting power over 966,342 shares. Price Mid-Cap has sole voting power over 6,125,188 shares.
(3)	Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. on January 10, 2012. BlackRock, Inc. has sole voting and dispositive power over 7,007,774 shares.
(4)

Based solely on a review of the Schedule 13D/A filed by EGI-Fund (11-13) Investors, L.L.C. (“EGI”) on December 12, 2011. KMJZ Investments, L.L.C. (“KMJZ”) is the managing member of EGI-Fund (11-13) Investors, L.L.C. (“Fund 11-13”). KMJZ is directly owned by various trusts established for the benefit of Samuel Zell and his family. The trustee of these trusts is Chai Trust Company, LLC (“Chai Trust”). Each of

EGI-Fund and KMJZ has shared voting and dispositive power over 3,400,000 shares. Chai Trust has shared voting and dispositive power over 6,317,840 shares.
(5)	Based solely on a review of the Schedule 13G filed by Vallar Investments Limited (“Vallar”) on February 14, 2012. Vallar and Vallar LLP, as investment manager for Vallar, share voting and dispositive power over 4,620,000 shares.
(6)	Based solely on a review of the Schedule 13G/A filed by Franklin Mutual Advisors, LLC (“FMA”) on February 2, 2012. The securities are beneficially owned by one or more open-ended investment companies or other managed accounts which, pursuant to investment management contracts, are managed by FMA, an indirect wholly owned subsidiary of Franklin Resources, Inc. Such investment management contracts grant to FMA all investment and voting power over the securities owned by such investment management clients. Therefore, FMA may be deemed to be the beneficial owner of the securities. FMA has sole dispositive power and sole voting power over 4,045,515 shares.
(7)	Based solely on a review of the Schedule 13G filed by Zazove Associates, LLC on January 26, 2012. Zazove Associates, Inc. has sole voting and dispositive power over 3,938,226 shares. These shares are not issued and outstanding as of the date of this proxy statement but are issuable upon conversion of the 4.25% Convertible Notes due June 15, 2014.
(8)	Based solely on a review of the Schedule 13G/A filed on February 14, 2012 by Dimensional Fund Advisors LP. Dimensional provides investment advice to four registered investment companies and acts as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). Dimensional’s subsidiaries may act as an adviser or sub-adviser to certain Funds. Neither Dimensional nor its subsidiaries possess voting or dispositive power over the 3,801,650 shares held by the Funds, and they disclaim beneficial ownership of such shares.
(9)	Based solely on a review of the Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 9, 2012. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 98,256 shares as a result of its serving as investment manager of collective trust accounts. VFTC has sole voting power over these 98,256 shares. Vanguard has sole dispositive power over 3,220,224 shares and shared dispositive power with VFTC over 98,256 shares.

Security Ownership of Management

The following table provides information, as of March 1, 2012, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers (as identified on page 20 of this Proxy Statement), and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise noted, the address for each executive officer and director listed below is c/o Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060.

Name of Beneficial Owner	Shares Owned Directly(1)	Restricted Stock(2)	Right to Acquire Stock(3)	Indirect Ownership	Total Ownership	Percent of Class
Non-Employee Directors
Uriel E. Dutton	11,278	12,972	33,000	—	57,250	*
Gordon T. Hall	70,012	15,421	7,210	—	92,643	*
J.W.G. Honeybourne	13,377	12,972	13,000	—	39,349	*
Mark A. McCollum	7,611	12,580	—	—	20,191	*
William C. Pate(4)	18,338	12,972	—	—	31,310	*
Stephen M. Pazuk	29,095	12,972	5,200	—	47,267	*
Christopher T. Seaver	25,571	20,318	—	—	45,889	*
Mark R. Sotir(4)	—	—	—	—	—
Named Executive Officers
D. Bradley Childers	17,703	113,605	244,666	963	376,937	*
William M. Austin	—	131,342	—	—	131,342	*
Joseph G. Kishkill	21,900	—	134,656	—	156,556	*
Ronaldo Reimer	6,433	—	10,698	—	17,131	*
Daniel K. Schlanger	15,407	22,909	94,671	114	133,101	*
Ernie L. Danner(5)	119,259	—	—	—	119,259	*
J. Michael Anderson	38,771	29,292	280,475	866	349,404	*
All directors and current executive officers as a group (16 persons)					1,357,064	2.1%

*	Less than 1%

(1)	Includes vested restricted stock awards and, where applicable for Named Executive Officers, shares acquired under the Company’s Employee Stock Purchase Plan.
(2)	Includes unvested restricted stock awards which vest ratably on each anniversary date of grant over a three-year period from the original date of grant. Officers and directors have voting power and, once vested, dispositive power.
(3)	Includes (a) shares that can be acquired immediately or within 60 days of March 1, 2012 through the exercise of stock options; and (b) where applicable, through a distribution from the Employees’ Supplemental Savings Plan.
(4)	Messrs. Pate and Sotir are Managing Directors of Equity Group Investments, L.L.C., which owns approximately 6.3 million shares of our common stock; however, each of Messrs. Pate and Sotir disclaims beneficial ownership of such shares.
(5)	Ownership information is as of February 1, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors, officers and beneficial owners of 10% or more of our common stock (“Reporting Persons”) are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of our common stock. Based solely on a review of Forms 3, 4 and 5 (and any amendments thereto) furnished to us, we have concluded that no Reporting Persons were delinquent with respect to their reporting obligations, as set forth in Section 16(a) of the Exchange Act.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2011. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2012. We are submitting the selection of Deloitte for stockholder ratification at the 2012 Stockholders’ Meeting.

Representatives of Deloitte attended all meetings of the Audit Committee in 2011. For additional information concerning the Audit Committee and its activities with Deloitte, see “Pre-Approval Policy” below and “Report of the Audit Committee“ on page 18. We expect that a representative of Deloitte will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF DELOITTE & TOUCHE LLP.

Vote Required

Ratification requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf for calendar years 2011 and 2010:

Types of Fees	2011	2010
	(In thousands)
Audit fees(a)	$3,236	$3,552
Audit-related fees	—	—
Tax fees(b)	362	507
Other(c)	2	2

Total fees:	$3,600	$4,061

(a)	Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting, statutory audits of certain of our subsidiaries’ financial statements as required under local regulations and other services, including issuance of comfort letters and assistance with and review of documents filed with the SEC.

(b)	Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.
(c)	All other fees include fees billed by our independent registered public accounting firm related to software licensing agreements.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (i) the SEC to implement the Sarbanes-Oxley Act of 2002, and (ii)  the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2011 were pre-approved by the Audit Committee.

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REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Exterran’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Exterran’s website at www.exterran.com.

The Audit Committee has reviewed and discussed the consolidated financial statements and management’s assessment and report on internal controls over financial reporting with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. The Audit Committee also reviewed and discussed with Deloitte its review and report on Exterran’s internal control over financial reporting. Exterran published these reports in its Annual Report on Form 10-K for the year ended December 31, 2011, which it filed with the SEC on February 24 , 2012. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Exterran’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon, as well as expressing an opinion on the effectiveness of Exterran’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Exterran’s independent audit firm. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

In this context, the Audit Committee discussed with Exterran’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Exterran’s internal controls, and the overall quality of Exterran’s financial reporting. Management represented to the Audit Committee that Exterran’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Exterran’s Board of Directors, and the Board has concurred, that (i) the audited financial statements be included in Exterran’s Annual Report on Form 10-K for the twelve months ended December 31, 2011, for filing with the Securities and Exchange Commission; (ii) Deloitte meets the requirements for independence; and (iii) the appointment of Deloitte for 2012 be submitted to the stockholders for ratification.

Submitted by the Audit Committee

of the Board of Directors

Mark A. McCollum, Chair

Gordon T. Hall

Christopher T. Seaver

PROPOSAL 3

ADVISORY VOTE TO APPROVE

THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to the compensation provided to our Named Executive Officers for 2011, as described this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. You are encouraged to read the detailed information concerning our executive compensation program and policies contained in the Compensation Discussion and Analysis beginning on page 20 of this Proxy Statement, as well as the compensation-related tabular and other disclosure following the Compensation Discussion and Analysis.

Board of Directors’ Recommendation

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE FOLLOWING RESOLUTION:

“RESOLVED, that the stockholders of Exterran Holdings, Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2011, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Vote Required

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Please note that Proposal 3 is not considered a “routine” matter and, therefore, if a brokerage firm holds your shares, it will not have discretionary authority to vote your shares unless you provide instructions to your broker using one of the methods described in this Proxy Statement.

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis provides information about our compensation objectives and policies for our named executive officers identified below. Our executive compensation program is designed (i) to align our executive officers’ pay with individual and company performance, with the goal of achieving growth, profitability and return for our stockholders, and (ii) to utilize compensation as a tool to attract and retain talented executives who are critical to our short- and long-term success.

The key elements of our named executive officers’ compensation, along with the primary objectives of each element, are set forth below:

Compensation Element	Primary Objective
Base salary	Attract and retain talented executives, recognize individual performance, and provide stable income

Annual performance-based incentive compensation	Promote short-term performance objectives and reward executives for their contributions toward those objectives

Long-term equity incentive compensation	Align executives’ interests with the interests of our shareholders, emphasize long-term financial and operational performance, and retain key executives

To serve the foregoing objectives, our compensation program is designed to be flexible. In alignment with the foregoing objectives, the Compensation Committee determines the overall compensation of our named executive officers identified below and its allocation among the elements above, taking into consideration the advice and analyses provided by our compensation consultant and input provided by our management team, including our Chief Executive Officer.

2011 Leadership Team

The following discussion and analysis provides information about our compensation objectives and policies with respect to our principal executive officer, principal financial officer and certain of our other highly compensated executive officers, including Mr. Danner, whose employment with us concluded in October 2011, and Mr. Anderson, who ceased serving as our Senior Vice President, Chief Financial Officer and Chief of Staff in December 2011 (collectively, our “Named Executive Officers” and, excluding Messrs. Danner and Anderson, our “current Named Executive Officers”). This discussion and analysis provides additional context for the numbers presented in the compensation tables that follow. For 2011, our Named Executive Officers were:

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D. Bradley Childers, President and Chief Executive Officer of Exterran Holdings (from December 12, 2011 through December 31, 2011), former Interim President and Chief Executive Officer of Exterran Holdings (from November 1, 2011 through December 11, 2011), and former Senior Vice President of Exterran Holdings and President, North America Operations of Exterran Energy Solutions, L.P. (“EESLP”) (from January 1, 2011 through October 31, 2011);

•	Ernie L. Danner, former President and Chief Executive Officer of Exterran Holdings (from January 1, 2011 through October 31, 2011);

•	William M. Austin, Executive Vice President and Chief Financial Officer of Exterran Holdings (from December 12, 2011 through December 31, 2011);

•	J. Michael Anderson, former Senior Vice President, Chief Financial Officer and Chief of Staff of Exterran Holdings (from January 1, 2011 through December 11, 2011);

•	Joseph G. Kishkill, Senior Vice President of Exterran Holdings and President, Eastern Hemisphere Operations of EESLP;

•	Ronaldo Reimer, Senior Vice President of Exterran Holdings and President, Latin America Operations of EESLP; and

•	Daniel K. Schlanger, Senior Vice President, Operations Services of Exterran Holdings.

Changes to Our Leadership Team for 2012

In connection with our financial performance during 2011, certain key management changes were made and, in December 2011, we announced the following changes to complement our existing leadership team intended to drive improved Company performance for 2012 and beyond. Effective December 12, 2011:

•	Mr. Childers was appointed as our President and Chief Executive Officer;

•	Mr. Austin was appointed as our Executive Vice President and Chief Financial Officer; and

•	Mark R. Sotir, a member of the Board, was appointed as our Executive Vice Chairman.

2011 Executive Compensation Program Reflects Best Practices

The Compensation Committee believes that our compensation program provides balanced incentives, while managing compensation risks appropriately in the context of our business objectives. To ensure that our program continues to meet these objectives, the Compensation Committee periodically evaluates market best practices in executive compensation, and makes appropriate modifications to our program intended to support our Company’s strategies and to appropriately balance risk and reward. Following are the significant compensation governance practices the Compensation Committee has incorporated into our executive compensation program:

•	Risk assessment of compensation program (described on page 10);

•	Emphasis on at-risk compensation designed to link pay with performance (described on page 24);

•	Mix of short- and long-term focused compensation (described on page 24);

•	Annual reassessment and adjustment of our peer group (described on page 26);

•	Awards of performance shares and performance units designed to more closely connect pay with performance (described on pages 32);

•	Prohibition on hedging in Company securities (described on page 36);

•	Double-trigger change of control agreements (described on page 35);

•	Double-trigger vesting of long-term incentive awards in the event of a change of control (described on page 36);

•	Limited use of perquisites, and a prohibition on tax gross-ups for perquisites (described on page 35); and

•	Prohibition, since early 2009, on excise tax gross-ups in all new or materially amended change of control agreements and other executive benefit agreements (described on page 36).

Additional Best Practices Adopted in Response to the 2011 Say on Pay Vote

At our May 2011 annual meeting, a majority of our stockholders voted to approve our 2010 executive compensation program. Although the “Say on Pay” vote is advisory in nature, the Board and the Compensation Committee value the opinions of our stockholders and considered the outcome of the vote when determining compensation arrangements for our Named Executive Officers for the remainder of 2011 and for 2012. In addition, we contacted several of our largest institutional shareholders to solicit input regarding our executive compensation program and practices. While changes to the 2011 compensation program were necessarily limited because the stockholder vote was received after the Compensation Committee had established our 2011 compensation program, the Board and the Compensation Committee did adopt a number of significant changes in our compensation practices, including the following:

•	Approval of the Chief Executive Officer target compensation package for 2012 at a lower overall rate than for 2011 (described on page 23);

•	Adoption of a stock ownership policy for officers (described on page 36);

•	Elimination of our executive medical expense reimbursement program (described on page 35);

•	Continued use of performance awards as a component of long-term incentive compensation (described on page 31);] and

•	Retention of a new compensation consultant with in-depth knowledge of current compensation best practices and peer group practices.

Compensation Actions Related to New 2012 Leadership Team

2011. In connection with the December 2011 management changes discussed above, the Compensation Committee took the following one-time compensation actions:

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In recognition of his promotion to President and Chief Executive Officer, Mr. Childers was awarded his long-term equity incentive award for 2012 (other than performance units, which the Compensation Committee awarded in March 2012 in order to provide an additional performance component to his overall compensation) on an advanced basis. As a result of the advancement of this award, Mr. Childers did not receive a long-term incentive award (other than performance units) in 2012.

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In connection with the terms of his separation agreement with us, our former President and Chief Executive Officer, Mr. Danner, received a $1,225,000 cash payment, and all of his outstanding restricted stock, 2010 performance shares and Partnership phantom unit awards vested on his termination date.

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As a material inducement to his entering into employment with us as our new Executive Vice President and Chief Financial Officer, Mr. Austin was awarded his long-term equity incentive award for both 2012 and 2013 on an advanced basis. As a result of the advancement of these awards, Mr. Austin did not receive a long-term incentive award in 2012, and it is not expected that he will receive a long-term incentive award in 2013.

Each of these actions has been included as required in our Summary Compensation Table for 2011, below. However, because these actions were one-time events necessitated by our management changes, we do not believe the amounts listed in the Summary Compensation Table’s “Total” column for 2011 for each of Messrs. Childers, Danner and Austin accurately reflect the Compensation Committee’s intentions with respect to 2011 executive compensation. Specifically:

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The total shown for Mr. Childers, who was promoted to President and Chief Executive Officer on December 12, 2011 (having served in other roles with the Company prior to his promotion), is $3,186,036, which includes the value of his long-term equity incentive award (other than performance units) for 2012 made on an advanced basis in December 2011 in recognition of his promotion to President and Chief Executive Officer. Excluding the impact of this advanced award, his total compensation for 2011 was $1,186,046.

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The total shown for Mr. Danner, who concluded his employment with us on October 31, 2011, is $6,903,285, which includes the value of the separation benefits he received upon termination pursuant to the terms of his separation agreement with us. Excluding the impact of these separation benefits, his total compensation for 2011 was $2,838,675.

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The total shown for Mr. Austin, who commenced his employment with us on December 12, 2011, is $2,997,318, which includes the value of his long-term equity incentive award for 2012 and 2013. Excluding the impact of these advanced awards, his total compensation for 2011 was $17,317.

2012. As shown in the following table, the Compensation Committee has considered the outcome of our stockholders’ say-on-pay vote and set the 2012 total target compensation for our new President and Chief Executive Officer, Mr. Childers, at a lower rate overall than the 2011 total target compensation for his predecessor, Mr. Danner.

Elements of Compensation	Mr. Danner’s 2011 Target Compensation ($)	Mr. Childers’ 2012 Target Compensation ($)
Base Salary	500,000	500,000
Short-term Incentive Target	700,000	500,000
Long-term Equity Incentive Award (at grant-date fair value)	2,307,915	1,999,990	(1)
Performance Shares (at target)	500,009	250,000

Total Target Compensation	4,007,924	3,249,990

(1)	As discussed above, these equity awards were granted to Mr. Childers on an advanced basis in December 2011 in recognition of his promotion as our President and Chief Executive Officer. It is included in this column because it is intended as part of Mr. Childers’ compensation package for 2012.

Compensation Committee Overview

The Compensation Committee is comprised of independent, non-employee directors and operates under a charter approved by the full Board of Directors, which is available on our website at www.exterran.com. The fundamental responsibilities of the Compensation Committee are to:

•	establish compensation programs that are consistent with our compensation philosophy and values and serve to align the interests of management with our stockholders;

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review the Chief Executive Officer’s performance and approve the annual salary, annual performance-based compensation and long-term incentive opportunities for the Chief Executive Officer and other executive officers;

•	provide oversight of management’s decisions concerning the compensation of other officers and employees;

•	review and approve any employment agreement, severance arrangement and change of control agreement entered into with the Chief Executive Officer and other members of senior management;

•	oversee the management of risk relating to our executive compensation plans and arrangements;

•	administer our long-term incentive plan;

•	produce the Compensation Committee report included in this Proxy Statement;

•	oversee regulatory compliance with respect to compensation matters; and

•	review and recommend to the full Board of Directors the annual compensation for non-employee directors.

Compensation Philosophy and Objectives

We and the Compensation Committee believe that compensation programs play a vital role in attracting and retaining executives with the level of expertise and experience needed to help achieve the business objectives that are intended to ultimately drive both short- and long-term success and stockholder value. To attract, retain and motivate an effective management team, the Compensation Committee has guided management in developing a compensation program linking pay and performance in a manner consistent with our corporate values and operating principles, including integrity, teamwork, accountability, safety and customer service, with the goal of achieving consistent growth, profitability and return for our stockholders.

Our philosophy is to provide total compensation to our management that is competitive with that of similarly-sized companies across a variety of industries and within the oilfield services sector by targeting cash and equity compensation at the 50th percentile of those groups, as further described below in the section entitled “— How Our Compensation Committee Determines Executive Compensation.” The combination of these target percentiles is intended to position our executives’ compensation competitively relative to the market, while ensuring that overall compensation remains fair and reasonable.

Our emphasis on at-risk compensation is an important component of our overall compensation philosophy. Approximately 75% of our Named Executive Officers’ compensation for 2011 was “at risk,” meaning that the payment of such compensation was contingent upon company performance and individual performance. We believe this emphasis appropriately balances short-term and long-term business objectives and helps to align management’s interest with that of our stockholders. We consider the following components of our executives’ compensation to be “at risk”:

•	Cash bonuses based on yearly performance are intended to focus our executives and key employees on our short-term financial and operational performance goals; and

•	Equity awards, the value of which is based on future performance, are intended to focus our executives and key employees on our long-term strategic goals of sustained profitability and growth.

As shown below, in the first quarter of 2011, the Compensation Committee set the total 2011 target compensation for our then-current Named Executive Officers as follows:

CEO Target Compensation Mix* (Includes information for Mr. Danner)	Average NEO Target Compensation Mix* (Includes information for Messrs. Anderson, Childers, Kishkill and Schlanger)

87% at-risk; 70% long-term	73% at-risk; 55% long-term

*	Because these graphs are intended to illustrate the composition of the total target compensation package set by the Compensation Committee, they show short-term and long-term incentive compensation at grant-date fair value, exclude other benefit programs and perquisites, assume that each of the then-current Named Executive Officers remained employed by us through the end of 2011, and exclude the impact of one-time events such as the payment made to Mr. Danner under the terms of his separation agreement with us.

The composition of the total target compensation package illustrates our emphasis on at-risk and long-term compensation. We believe our emphasis on long-term incentives encourages our executives to act strategically to ensure our sustainable long-term performance and to support our goal of enhancing long-term stockholder value.

How Our Compensation Committee Determines Executive Compensation

As described above in “Compensation Committee Overview,” the Compensation Committee is responsible for establishing compensation programs that are consistent with our compensation philosophy and values. In carrying out this role, the Compensation Committee reviews each executive officer’s current and past total compensation, including a three-year look-back at base salary, short-term incentive pay, the value of long-term incentives and potential payouts in the event of a termination of employment under various specified circumstances. The Compensation Committee then determines the compensation of our executive officers in its discretion, taking into consideration data and materials received from its compensation consultant and other data and materials made available to the Compensation Committee, as well as the recommendations of our Chief Executive Officer (other than with respect to his own compensation), each as further detailed below.

Consideration of Compensation Consultant Data and Analysis

For 2011, our Compensation Committee engaged Towers Watson, an independent third-party compensation consultant, to:

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provide a competitive review of executive compensation, including base salary, annual incentives, long-term incentives and total direct compensation, in the marketplace, the oilfield services industry and publicly traded companies across various industries;

•	provide information on how trends, new rules, regulations and laws impact executive and director compensation practice and administration; and

•	provide information on competitive factors in the marketplace, as well as compensation data that takes into consideration our industry, size, organizational structure and compensation philosophy.

For 2012, our Compensation Committee has engaged Pearl Meyer, an independent third-party compensation consultant.

Comparative Compensation Data

Towers Watson provided a combination of general industry data and oilfield services data (collectively, the “Comparative Compensation Data”), which the Compensation Committee reviewed to determine the appropriate levels of compensation for 2011, including total compensation and its principal components, for our executive officers. Towers Watson’s Comparative Compensation Data was comprised of the following:

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General industry data, which included comparative compensation data from companies across a variety of industries, totaling in excess of 400 companies, which was then regressed for companies with annual revenue of approximately $2.7 billion. No information was provided as to any individual company’s responses to the survey questions, and no individual component company that contributed to this data was evaluated by or considered by the Compensation Committee for purposes of determining executive compensation.

•	Oilfield services industry data, which included survey data from the following 14 companies with a median revenue of approximately $2.0 billion:

Atwood Oceanics, Inc.	Global Industries, Ltd.	Oil States International, Inc.
Baker Hughes Incorporated	Gulfmark Offshore, Inc.	Pride International, Inc.
Bristow Group Inc.	Helmerich & Payne, Inc.	Schlumberger Limited
Cameron International Corporation	Hercules Offshore, Inc.	Transocean Ltd.
ENSCO International Incorporated	Noble Corporation

The Compensation Committee believes Towers Watson’s Comparative Compensation Data provides a broad-based view of executive compensation across multiple industry segments based on similar company size. This provides valuable information for structuring an executive compensation program that is generally competitive, allows the Compensation Committee to identify a target compensation range and appropriately position executive compensation within that target range, as indicated below, and provides the data necessary to support individual compensation decisions for comparable positions in the general and oilfield services industries.

Peer Group Data

The Compensation Committee also reviews executive compensation data published in the proxy statements of our peer group (the “Peer Group Data”) as an additional source of information in assessing whether our executive compensation program is appropriately positioned and competitive based on our industry and size.

For 2011, the Compensation Committee set our peer group as follows:

Cameron International Corporation	FMC Technologies, Inc.	Patterson-UTI Energy, Inc.
Chicago Bridge & Iron Company N.V.	Gardner Denver, Inc.	Pride International, Inc.
Complete Production Services, Inc.	Key Energy Services, Inc.	Regency Energy Partners, L.P.
DCP Midstream Partners	McDermott International, Inc.	Rowan Companies, Inc.
Dresser-Rand Group Inc.	Noble Corporation	Superior Energy Services, Inc.
Oil States International, Inc.

This peer group included companies with a large range of revenues and with both domestic and international operations, many of whom are our competitors for managerial talent. The Compensation Committee also considered the market capitalization of such companies. The Compensation Committee believes that a diversity of oilfield services companies provides an enhanced overview of compensation and reflects more completely those companies with which we compete for technical and managerial talent.

How the Compensation Committees Uses the Data

The Compensation Committee used the Comparative Compensation Data for 2011 to consider overall trends in executive compensation and to target executive cash compensation and long-term incentive compensation at the 50th percentile, which it believes is appropriate to maintain our competitiveness in the market for managerial talent.

The Peer Group Data was used by the Compensation Committee for 2011 to target cash compensation for our then-current Chief Executive Officer (Mr. Danner) at the 25th to 50th percentile of our peer group. The Compensation Committee also used the Peer Group Data to target 2012 cash compensation for our new President and Chief Executive Officer, Mr. Childers, below the 25th percentile of our peer group, and to target 2012 cash compensation for our new Executive Vice President and Chief Financial Officer, Mr. Austin, at the 50th percentile of our peer group. The Peer Group Data was not used to target the compensation of any other Named Executive Officer.

For 2011, actual cash compensation and long-term equity incentive compensation (based on the grant-date fair value) for our former Chief Executive Officer, Mr. Danner (excluding the impact of the severance payment made pursuant to the terms of his separation agreement with us), fell below the 50th percentile of the Comparative Compensation Data and the Peer Group Data. Also for 2011, actual cash compensation and long-term equity incentive compensation (based on the grant-date fair value) for our other Named Executive Officers fell around the 50th percentile and slightly above the 50th percentile, respectively, of the Comparative Compensation Data (excluding the impact of the December 2011 payment made to Mr. Childers in recognition of his service to us as Interim President and Chief Executive Officer and the December 2011 advanced grant to Mr. Childers of his 2012 long-term equity incentive award (other than performance units) in recognition of his assumption of the role of President and Chief Executive Officer).

Consideration of Chief Executive Officer Recommendations

The most significant aspects of management’s, including our Chief Executive Officer’s, role in the compensation-setting process are:

•	recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are consistent with our business strategies;

•	compiling, preparing and distributing materials for Compensation Committee review and consideration, including market data;

•	recommending corporate performance goals on which performance-based compensation will be based; and

•	assisting in the evaluation of employee performance.

Our Chief Executive Officer annually reviews the performance of each of the executive officers other than himself. Based on these performance reviews, he recommends certain salary adjustments, annual cash incentives and long-term incentive awards to the Compensation Committee.

Elements of Compensation

Our executive compensation programs are managed from a “total rewards” perspective, with consideration given to each of the following components:

•	base salary;

•	annual performance-based incentives;

•	long-term incentives; and

•	other compensation and benefit programs.

In addition, our Named Executive Officers are eligible to participate in our standard retirement savings plans, standard employee benefit plans and standard employee health and welfare benefit plans, as further described below. Certain executive officers and key employees, including our current Named Executive Officers, have been provided with severance benefit agreements and change of control arrangements, as further described below. Certain employees who are asked to relocate outside of their home country are provided with an expatriate compensation package, which generally includes assistance with housing and education expenses and, where applicable, a hardship premium.

Base Salaries

Our Compensation Committee annually reviews and sets the base salaries for our Named Executive Officers. The Compensation Committee has determined that, to attract and retain sufficient talent, base pay generally should be set near the median of that for similarly-sized companies in the general industry and the oilfield services industry, as described above. In addition to considering the Comparative Compensation Data in making salary decisions, the Compensation Committee exercises judgment and discretion based upon each executive’s level of responsibility, individual skills, experience in his or her current role, his or her expected future role, performance, internal pay equity and external factors involving competitive positioning and general economic conditions. No specific formula is applied to determine the weight of each of these factors; rather, base salaries are established based on the Compensation Committee’s assessment of all relevant information. Performance evaluations are conducted annually during the first quarter of each year, and the resulting adjustments in base salaries generally are effective following the first quarter of each year.

In February 2011, the Compensation Committee reviewed the annual base salaries of our then-current Named Executive Officers. Our then-current Chief Executive Officer, Mr. Danner, while generally satisfied with our performance in the areas of cash flow generation, customer service, employee development and safety, concluded that other financial performance indicators for 2010 fell short of expectations, and thus recommended to the Compensation Committee that no increase be made to the annual base salaries of the Named Executive Officers for 2011. The Compensation Committee determined, based on a review of Company performance, and taking into account Mr. Danner’s recommendations with respect to the Named Executive Officers other than himself, to make no adjustment to the annual base salaries of the Named Executive Officers for 2011.

The base salaries in effect for our Named Executive Officers for 2011 were as follows:

Executive Officer	Title	2011 Base Salary
Current Named Executive Officers
D. Bradley Childers(1)	President and Chief Executive Officer	350,000
William M. Austin(2)	Executive Vice President and Chief Financial Officer	300,000
Joseph G. Kishkill	Senior Vice President	340,000
Ronaldo Reimer	Senior Vice President	300,000
Daniel K. Schlanger	Senior Vice President	325,000

Former Named Executive Officers
Ernie L. Danner	Former President and Chief Executive Officer	500,000
J. Michael Anderson	Former Senior Vice President and Chief Financial Officer	365,000

(1)	Mr. Childers was our Senior Vice President and President, North America Operations of EESLP when the Compensation Committee set his 2011 base salary.
(2)	Mr. Austin’s base salary was set by the Compensation Committee in December 2011. He was paid a prorated portion of his base salary for the period from December 12, 2011, when he commenced employment as our Executive Vice President and Chief Executive Officer, through December 31, 2011.

Annual Performance-Based Incentive Compensation

In February 2011, the Compensation Committee adopted a short-term incentive program (the “2011 Incentive Program”) under which each Named Executive Officer was eligible to receive a cash award based on 2011 performance. In determining the bonus opportunity for each Named Executive Officer, the Compensation Committee considered his relative responsibility and his potential impact on the achievement of our performance criteria. Bonus targets, expressed as a percentage of each Named Executive Officer’s 2011 base salary, were assigned as follows:

Executive Officer	Title	2011 Bonus Target (% of base salary)	2011 Bonus Target ($)
Officers Eligible for an Award Under the 2011 Incentive Program
D. Bradley Childers(1)	President and Chief Executive Officer	70	245,000
Joseph G. Kishkill	Senior Vice President	70	238,000
Ronaldo Reimer	Senior Vice President	60	180,000
Daniel K. Schlanger	Senior Vice President	70	227,500

Officers Ineligible for an Award Under the 2011 Incentive Program
Ernie L. Danner	Former President and Chief Executive Officer	140	700,000
William M. Austin	Executive Vice President and Chief Financial Officer	—	—
J. Michael Anderson	Former Senior Vice President and Chief Financial Officer	70	255,500

(1)	Mr. Childers was our Senior Vice President and President, North America Operations of EESLP when the Compensation Committee set his 2011 target bonus opportunity.

Under the 2011 Incentive Program, each Named Executive Officer was eligible to receive a cash award, ranging from 0% to 175% of his bonus target, based on the Compensation Committee’s assessment of Company and business group performance for 2011 relative to the key performance indicators discussed below, as well as individual performance and such other factors or criteria that the Compensation Committee could choose to consider, in its discretion. For 2011, while business group performance and Company operational and safety performance were generally acceptable, Company financial performance was below expectations and, on that basis, the Compensation Committee determined to exercise its discretion to reduce the payment under the 2011 Incentive Program to each Named Executive Officer.

The Compensation Committee reviewed the performance of our business groups relative to the financial, people, customer service and safety performance indicators shown in the table below, weighted as shown in the table, and assigned an achievement percentage to each business group based on such assessment.

Business Group Performance(1)
	Weight	Business Group
		North America	Eastern Hemisphere	Latin America	Operations Services
Financial	70%	Operating cash flow Operating horsepower	Operating cash flow Bookings Working capital	Operating cash flow Bookings Cash Accounts receivable Accounts payable Inventory	On-time deliveries Budget management Product cost reduction Bookings

People	10%	Employee retention	Employee retention	Employee retention	Employee retention

Customer Service	10%	Service availability percentage Service reports percentage	Liquidated damages	Service availability percentage	Manufacturing quality

Safety	10%	Recordable injuries Vehicle incidents	Recordable injuries Vehicle incidents	Recordable injuries	Recordable injuries

Business Group Achievement Percentage		73%	47%	69%	76%

(1)	We have not disclosed our target levels with respect to the achievement of the business group performance indicators listed above because they are derived from internal analyses reflecting our business strategy and will not otherwise be publicly disclosed. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.

The Compensation Committee considered Company performance relative to the financial, operational and safety performance indicators shown in the table below, with no specific weight assigned to any performance indicator.

Company Performance
Performance Indicator	2011 Target	Company Achievement Percentage
North America operating horsepower (at year-end) (in thousands)	2,900	80%
International bookings(1) (in millions)	$634	134%
Safety (total recordable incident rate)(2)	0.75	187%
Generation of free cash flow(3) (in millions)	$69	Threshold not met
Recurring EBITDA(4) (in millions)	$503	Threshold not met
Economic profit(5) (in millions)	$(4)	Threshold not met
Recurring earnings per share(6)	$(0.70)	Threshold not met

(1)	Refers to bookings, excluding our Belleli Energy operations, made outside the United States and Canada related to product sales, contract operations projects and certain aftermarket services projects.
(2)	Refers to the incident rate for both recordable injuries and lost time accidents for all employees worldwide.
(3)	Refers to debt reduction plus amortization of original debt issue discount and cash used for business acquisitions.
(4)	Refers to income (loss) from continuing operations plus income taxes, interest expense (including debt extinguishment costs and gain or loss on termination of interest rate swaps), depreciation and amortization expense, impairment charges, excluding non-recurring items, and extraordinary gains or losses.
(5)	Refers to EBITDA less the sum of maintenance capital, cash taxes and a charge for capital employed.
(6)	Refers to earnings per share adjusted to remove the impact of discontinued operations, impairment charges and other non-recurring items.

In addition to reviewing business group performance and Company performance, the Compensation Committee considered each executive’s individual contributions, including demonstrated leadership, implementation of the Company’s business strategy and success at driving employee engagement, as well as the input of our Chief Executive Officer with respect to each executive other than himself, but determined to make no adjustment to the payout for any Named Executive Officer.

No specific weight was made as between Company performance and business group performance. As discussed above, following its assessment of business group performance and downward adjustment based on overall Company financial performance, the Compensation Committee approved the following cash payments under the 2011 Incentive Program.

Executive Officer	Title	Business Group	2011 Bonus Payout ($)	2011 Bonus Payout as a Percentage of Target (%)
D. Bradley Childers	President and Chief Executive Officer	North America	110,250	45
Joseph G. Kishkill	Senior Vice President	Eastern Hemisphere	95,200	40
Ronaldo Reimer	Senior Vice President	Latin America	90,000	50
Daniel K. Schlanger	Senior Vice President	Operations Services	113,750	50

Long-Term Incentive Compensation

Our Compensation Committee and management believe that our executive officers and other key employees should have an ongoing stake in our success and that these individuals should have a meaningful portion of their total compensation tied to the achievement of our strategic objectives and long-term financial and operational performance. Our Compensation Committee believes that:

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Stock Options provide an incentive to our key employees and executive officers to work toward our long-term performance goals, as the benefit will be realized only if and to the extent that the value of our common stock increases;

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Restricted Stock and Restricted Stock Units not only provide an incentive to our key employees and executive officers to work toward long-term performance goals, but also create an ownership stake aligned with the interests of our stockholders and serve as a retention tool;

•	Performance Awards encourage long-range planning and reward sustained stockholder value creation and also serve as a retention tool; and

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Partnership Phantom Units with tandem distribution equivalent rights (“DERs”) serve to emphasize our growth objectives with respect to the Partnership. Such grants are made from the Exterran Partners, L.P. Long-Term Incentive Plan (the “Partnership Plan”), which is solely administered by the compensation committee of Exterran GP LLC, the general partner of the Partnership’s general partner. DERs are the right to receive cash distributions that are provided to all common unitholders, subject to the same vesting restrictions and risk of forfeiture applicable to the underlying grant.

Equity-based long-term incentive awards (“LTI Awards”) are granted and valued based on the closing market price of our common stock or the Partnership’s common units, as applicable, on the date of approval by the applicable compensation committee (or the last business day immediately preceding such date). Awards other than performance shares generally vest at the rate of one-third per year over a three-year period, subject to continued employment through the vesting date. Performance awards are payable based on achievement of certain specified company performance indicators, and may be paid out at 0% to 200% of the number of shares or units granted. Payout amounts under the performance awards are determined following the conclusion of the performance period, which is generally the previous fiscal year. Performance shares vest on the third anniversary of the grant date and may be settled in shares of our common stock or in cash, in the Compensation Committee’s discretion.

The Compensation Committee’s practice is to grant equity-based awards once a year, generally in late February or early March after fourth quarter earnings information for the prior year has been released for at least two full trading days. The schedule for making equity-based awards is typically established several months in advance, and is not set based on knowledge of material nonpublic information or in response to our stock price. This practice results in awards being granted on a regular, predictable annual cycle, after annual earnings information has been disseminated to the marketplace. Equity-based awards are occasionally granted at other times during the year, such as upon the hiring of a new employee or following the promotion of an employee. In some instances, the Compensation Committee may be aware, at the time grants are made, of matters or potential developments that are not ripe for public disclosure at that time but that may result in public announcement of material information at a later date.

2011 LTI Awards

In addition to targeting total long-term incentive compensation at the 50th percentile, as discussed above under “How Our Compensation Committee Determines Executive Compensation — Consideration of Compensation Consultant Data and Analysis,” in determining the LTI Awards made to our Named Executive Officers for 2011, the Compensation Committee also reviewed share utilization with respect to the Exterran Holdings, Inc. Amended and Restated 2007 Stock Incentive Plan (as amended, the “Stock Incentive Plan”), potential overhang and burn rate under various award scenarios, as well as the total compensation paid to executives over the past three years. Consistent with the Compensation Committee’s compensation philosophy discussed above under “Compensation Philosophy and Objectives,” the Compensation Committee believes it is important to place a significant percentage of each Named Executive Officer’s compensation “at risk.”

On average, the long-term equity incentive compensation awarded during the first quarter of 2011 to our then-current Named Executive Officers for 2011 comprised approximately 58% of their total target compensation for 2011. Please see the Summary Compensation Table for 2011 and the Grants of Plan-Based Awards Table for 2011 below for more information regarding the LTI Awards granted to our Named Executive Officers in 2011.

The following awards were also granted to certain of our Named Executive Officers in 2011 for the reasons described:

•

In recognition of his assumption of the role of President and Chief Executive Officer, Mr. Childers was awarded his LTI Award for 2012 (other than performance units, which the Compensation Committee awarded in March 2012 to provide an additional performance component to his overall compensation) on an advanced basis in December 2011. The award included restricted stock valued at approximately $900,000, stock options valued at approximately $900,000 and Partnership phantom units valued at approximately $200,000. As a result of the advancement of this award, Mr. Childers did not receive an LTI Award (other than performance units) in 2012.

•

In December 2011, as a material inducement to his entering into employment with us, Mr. Austin was awarded restricted stock valued at approximately $1,341,000, stock options valued at approximately $1,341,000 and Partnership phantom units valued at approximately $298,000. As a result of the advancement of this award, Mr. Austin did not receive an LTI Award in 2012 and is not expected to receive an LTI Award in 2013.

2011 Performance Shares

The performance shares awarded to the Named Executive Officers in 2011 (the “2011 Performance Shares”) were payable based on achievement of economic profit during the performance period from January 1, 2011 through December 31, 2011, and could be paid out at 0% to 200% of the number of shares granted. The following table shows the economic profit target range for payout under the 2011 Performance Shares and the results achieved by the Company for the year ended December 31, 2011 (dollars in millions):

Performance Indicator	2011 Target	Percent of Target Achieved
Economic profit(1)	$8	0%

(1)	Economic profit is calculated for purposes of the 2011 Performance Shares as EBITDA less the sum of maintenance capital, cash taxes and a charge for capital employed for the year ended December 31, 2011, as adjusted for certain items in the Compensation Committee’s discretion.

Based on the economic profit threshold not being met for the year ended December 31, 2011, the Compensation Committee determined that no 2011 Performance Shares would be payable to our current Named Executive Officers.

Off-Cycle Equity Grants

In addition to awarding the annual long-term equity incentive award grants during the first quarter of each year, the Compensation Committee has delegated limited authority to a committee of the Board, which is currently comprised of our Executive Vice Chairman, to grant off-cycle equity awards, subject to the following restrictions:

•	Grants are limited to an aggregate value of $1.0 million per quarter;

•	The value that can be awarded to any one individual is limited to $200,000 annually, based on the grant date fair market value;

•	Full value awards will vest over a minimum of three years;

•	No grants will be made to a Section 16 officer;

•	No grants will be made retroactively; and

•	All grants are required to be regularly reported to the Compensation Committee.

During 2011, an aggregate of 9,766 stock options, 29,476 shares of restricted stock and 32,440 restricted stock units, which was within the limits discussed above, was granted to our employees pursuant to this delegation of authority by the Compensation Committee.

Other Compensation Programs

Amended and Restated 2007 Stock Incentive Plan

The Stock Incentive Plan is administered by our Compensation Committee and authorizes the issuance of awards, at the discretion of our Compensation Committee, of our stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to our directors and employees and employees of our subsidiaries. A maximum of 12,500,000 shares of our common stock is available for issuance under the Stock Incentive Plan. At December 31, 2011, approximately 4,537,071 shares remained available for issuance under the Stock Incentive Plan.

Exterran Partners Long-Term Incentive Plan

The Partnership Plan, which is administered by the Partnership’s compensation committee, provides incentive compensation awards based on the value of the Partnership’s common units to management, directors, employees and consultants of our company, the Partnership and our respective affiliates who perform services for the Partnership and its subsidiaries. The Partnership Plan also enhances our ability to attract and retain the services of individuals essential for the Partnership’s growth and profitability and encourages them to devote their best efforts to advancing the Partnership’s business.

The Partnership Plan provides for the grant of up to an aggregate of 1,035,378 common units, restricted units, phantom units, unit options, unit awards or substitute awards and, with respect to unit options and phantom units, the grant of DERs. DERs are credited with an amount equal to any cash distributions the Partnership makes on its common units during the period phantom units are outstanding and are payable upon vesting of the tandem phantom units without interest. Since the inception of the Partnership Plan, the Partnership has awarded only unit options and phantom units. At December 31, 2011, approximately 858,947 units remained available for issuance under the Partnership Plan.

401(k) Retirement and Savings Plan

The Exterran 401(k) Plan provides employees, including our Named Executive Officers, with the opportunity to defer up to 25% of their eligible salary, up to the Internal Revenue Service (“IRS”) maximum deferral amount, on a pre-tax basis. This is accomplished through contributions to an account maintained by an independent trustee. We generally match 100% of an employee’s contribution to a maximum of 1% of the employee’s annual eligible compensation, plus 50% of an employee’s contribution from 2% to a maximum of 6% of the employee’s annual eligible compensation.

The employee directs how contributions to the 401(k) Plan are invested. Employees vest in our matching contributions after two years of service. The Exterran 401(k) Plan includes a sunset provision that requires employees to divest their Plan holdings of our common stock by December 31, 2012.

Deferred Compensation Plan

Under the Exterran Deferred Compensation Plan (the “Deferred Compensation Plan”), key management and highly compensated employees, including our Named Executive Officers, may (i) defer receipt of their compensation, including up to 100% of their salaries and up to 100% of their bonuses, and (ii) be credited with company contributions that are designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Exterran 401(k) Plan due to qualified plan limits under the Internal Revenue Code (the “Code”). We may, but have no obligation to, make discretionary contributions on behalf of a participant, in such form and amount as our Compensation Committee deems appropriate, in its sole discretion.

Participant elections with respect to deferrals of compensation and plan distributions generally must be made in the year preceding that in which the compensation is earned, except that our Compensation Committee may permit a newly eligible participant to make deferral elections up to 30 days after he or she first becomes eligible to participate in the Deferred Compensation Plan. The Deferred Compensation Plan is an “unfunded” plan for state and federal tax purposes, and participants have the rights of our unsecured creditors with respect to their Deferred Compensation Plan accounts.

An employee’s contributions to the Deferred Compensation Plan are self-directed investments in the various funds that are made available under such plan. There are thus no interest calculations or other earnings measures other than the performance of the investment funds selected by the employee. Employees, including our Named Executive Officers, determine how their contributions are invested and may change these elections at any time.

Participants may elect to receive distributions of their accounts while still employed by us or upon the participant’s separation from service or disability, each as defined in the Deferred Compensation Plan, either in a lump sum or in two to ten annual installments. Distributions will be made in cash, except that participants may elect to have any portion of his or her account that is deemed invested in our common stock distributed in shares of common stock if the distribution is made prior to January 1, 2013.

Employee Stock Purchase Plan

The Exterran Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”) provides our eligible employees, including our Named Executive Officers, an option to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Code. Our Compensation Committee, which administers the ESPP, has the discretion to set the purchase price at 85% to 100% of the fair market value of a share of our common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower. For 2011, employees who elected to participate in the ESPP could purchase a share of our common stock at the lesser of (i) 95% of the fair market value of a share of common stock on the offering date or (ii) 95% of the fair market value of a share of common stock on the purchase date. Offering periods consist of three-month periods, or such other periods as may be determined from time to time by our Compensation Committee. A total of 1,000,000 shares of our common stock has been authorized and reserved for issuance under the ESPP. At December 31, 2011, approximately 491,533 shares remained available for purchase under the ESPP.

2011 Employment Inducement Long-Term Equity Plan

In anticipation of certain key management changes discussed above, in November 2011, the Board approved the Exterran Holdings, Inc. 2011 Employment Inducement Long-Term Equity Plan (the “Employment Inducement Plan”), which is administered by the Compensation Committee and authorizes the issuance of awards of non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to certain newly-hired employees of us or our affiliates. A maximum of 1,000,000 shares of our common stock is available for issuance under the Employment Inducement Plan. The Employment Inducement Plan is only available to grant awards to an individual, as a material inducement to such individual to enter into employment with us, who (i) has not previously been an employee of us or our affiliates or (ii) is rehired following a bona fide period of non-employment with us and our affiliates. In December 2011, as a material inducement to his entering into employment with us, Mr. Austin was awarded 131,342 shares of restricted stock and 328,676 stock options under the Employment Inducement Plan. We do not intend to issue any additional equity under the Employment Inducement Plan, other than as necessary to materially induce a high-level executive to enter employment with us.

Medical Expense Reimbursement Plan

The Medical Expense Reimbursement Plan (“MERP”) was a plan made available to certain of our executive officers (including our Named Executive Officers) that supplemented the standard medical and dental benefit plans available to all our employees. During 2011, the MERP provided for reimbursement, in an amount up to $10,000, of certain out-of-pocket medical costs incurred by the executive or his dependents that were not covered by our standard medical and dental plans. As part of our ongoing effort to ensure our compensation program reflects best practices, the MERP was terminated effective December 31, 2011.

Benefits and Perquisites

We maintain a standard complement of health benefit plans for our employees, including our Named Executive Officers, that provide medical, dental and vision benefits, flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits are generally provided to our Named Executive Officers on the same terms and conditions as they are provided to our other employees.

We made limited use of perquisites during 2011. A taxable benefit of tax preparation and planning services was made available to certain of our executive officers. The MERP, which provided for additional medical, dental, and vision benefits to certain of our executive officers during 2011, was terminated effective December 31, 2011. Certain employees who are asked to relocate outside of their home country are provided with an expatriate compensation package, which generally includes assistance with housing and education expenses and, where applicable, a hardship premium. In early 2009, the Compensation Committee established a policy prohibiting tax gross-ups on perquisites, except for gross-ups provided pursuant to an expatriate tax equalization plan, policy or arrangement.

Severance Benefit and Change of Control Arrangements

We have entered into severance benefit and change of control agreements with each of our current Named Executive Officers. Our Compensation Committee considers the provision of such agreements for our executive officers to be a customary part of executive compensation and, therefore, necessary to attracting and retaining executive talent. Our change of control agreements are structured as “double trigger” agreements. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the executive’s employment terminates within a specified period following a change of control. We also believe that the vulnerability to termination of employment at a management level creates uncertainty for our Named Executive Officers, which is appropriately addressed by providing severance protections, both within and outside of the change of control context.

The change of control agreements for our Named Executive Officers provide that if the executive is terminated other than for cause, death or disability within 18 months after a change of control occurs, or if during that period the executive terminates his employment for good reason (each, a “qualifying termination”), he will be entitled to (i) a payment equal to a multiple of two times the executive’s annual base salary and two times target bonus (three times base salary and three times target bonus, in the case of Mr. Childers), (ii) a payment equal to his target bonus, prorated to the date of termination, (iii) health and welfare benefits for up to two years following such termination, and (iv) certain other forms of remuneration. A more specific description of the terms of the change of control agreements, together with an estimate of the payouts in connection with such agreements, is provided under “Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control — Change of Control Agreements,” below.

The severance benefit agreements for our Named Executive Officers provide that if the executive’s employment is terminated by us without cause or by such executive with good reason at any time through the term of the agreement, he will be entitled to (i) a payment equal to the sum of his annual base salary and his target bonus, (ii) a payment equal to his target bonus, prorated to the date of separation, multiplied by the greater of 50% or the actual performance percentage achieved as of the separation date, (iii) health and welfare benefits for up to one year following such termination, and (iv) certain other forms of remuneration. A more specific description of the terms of the severance benefit agreements, together with an estimate of the payouts in connection with such agreements, is provided under “Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control — Severance Benefit Agreements,” below.

In early 2009, the Compensation Committee established a policy prohibiting tax gross-ups on income attributable to change of control agreements and other executive benefit agreements entered into in the future, and no such agreement entered into since that date has included this provision. As a recent example, upon his promotion as our President and Chief Executive Officer in December 2011, Mr. Childers’ previous change of control agreement with us, which predated the policy change and thus provided for tax gross-ups, was replaced with a new change of control agreement that does not provide for tax gross-ups. Currently, Mr. Schlanger is our only Named Executive Officer with a change of control agreement that provides for tax gross-ups, because his change of control agreement predates this policy change and has not been materially amended or modified since.

The Stock Incentive Plan and the Partnership Plan each permit the accelerated vesting of outstanding equity awards in the event of a change of control. The award agreements for all awards made under the Stock Incentive Plan, however, provide that, upon a change of control that is not followed by a qualifying termination, only the portion of the award that would have vested on the next vesting date will fully vest as of the date of the change of control, and the remaining portion of the award will continue to be subject to the original vesting schedule. See “Information Regarding Executive Compensation — Potential Payments upon Termination or Change of Control,” below, for more information concerning equity vesting under various circumstances. The Exterran 401(k) Plan provides for accelerated vesting of all company matching contributions in the event of a change of control.

Stock Ownership Requirements

In July 2011, the Compensation Committee implemented a stock ownership policy for our officers. The Compensation Committee believes that, by requiring our officers and directors to have a meaningful ownership stake in our company, stock ownership requirements serve to more closely align our officers’ and directors’ interests with those of our stockholders.

Each of our current Named Executive Officers is required to hold an amount of our common stock with a market value of at least three times his annual base salary (five times his annual base salary in the case of our Chief Executive Officer). Each Named Executive Officer other than Mr. Childers has until the later of September 1, 2016 and five years after the date on which he became subject to the stock ownership requirement to meet this requirement. Mr. Childers has until December 31, 2016 to meet this requirement.

Each of our directors is required to hold an amount of our common stock with a market value of at least five times his or her annual base retainer (which currently amounts to $250,000 of our common stock). Each director has until three years after his or her date of election to the Board of Directors to meet this stock ownership requirement.

Prohibition on Hedging

We have adopted a policy that prohibits our employees, including our Named Executive Officers, and directors from entering into any transaction that is designed to hedge or offset any decrease in the market value of our equity securities, including by way of purchasing financial instruments (such as variable forward contracts, equity swaps, collars or exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities.

Other Considerations

Section 162(m) of the Code

Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to any one executive officer in any fiscal year. Compensation that is “performance-based” is excluded from this limitation. For compensation to be “performance-based,” it must meet certain criteria, including performance goals approved by our stockholders and, in certain cases, objective targets based on performance goals approved by our stockholders. We believe that maintaining the discretion to evaluate the performance of our executive officers is an important part of our responsibilities and benefits our stockholders. The Compensation Committee, in coordination with management, periodically assesses the potential application of Section 162(m) on incentive compensation awards and other compensation decisions.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation.

Section 409A of the Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, substantial additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section  409A of the Code.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to Exterran’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

Stephen M. Pazuk, Chair

Gordon T. Hall

J.W.G. Honeybourne

INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table for 2011

The following table sets forth certain information with respect to compensation paid during the years shown to each of our Named Executive Officers.

Name and Title	Year		Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Current Named Executive Officers

D. Bradley Childers, President and Chief Executive Officer	2011		358,900	—		1,416,260	(6)	1,160,725	(6)	110,250	139,901	3,186,036
	2010		361,015	—		528,775		258,652		171,500	24,137	1,344,079
	2009		340,000	—		385,009		304,233		165,000	21,211	1,215,453

William M. Austin, Executive Vice President and Chief Financial Officer	2011	(7)	17,317	—		1,639,003	(8)	1,340,998	(8)	—	—	2,997,318

Joseph G. Kishkill, Senior Vice President and President, Eastern Hemisphere of EESLP	2011		340,246	—		316,269		260,726		95,200	212,803	1,225,244
	2010		340,000	—		603,781	(9)	333,628	(9)	119,000	233,071	1,629,480
	2009		284,407	—		385,009		304,233		160,000	5,416	1,139,065

Ronaldo Reimer, Senior Vice President and President, Latin America of EESLP	2011		300,246	—		225,507		185,914		90,000	415,095	1,216,762

Daniel K. Schlanger, Senior Vice President, Operations Services	2011		325,246	—		316,269		260,726		113,750	34,507	1,050,498
	2010		331,015	—		501,287		236,163		125,125	13,544	1,207,134
	2009		300,000	67,500	(10)	275,009		217,307		155,000	13,709	1,028,525

Former Named Executive Officers

Ernie L. Danner, Former President and Chief Executive Officer	2011	(11)	438,660	—		4,104,606	(12)	1,042,919		—	1,317,100	6,903,285
	2010		506,015	—		2,665,004	(13)	1,484,445	(13)	—	17,697	4,673,161
	2009		450,000	—		550,003		434,615		303,750	19,511	1,757,879

J. Michael Anderson, Former Senior Vice President, Chief Financial Officer and Chief of Staff	2011		365,246	—		361,348		297,913		—	37,263	1,061,770
	2010		376,592	—		583,773		303,639		127,750	21,172	1,412,926
	2009		355,000	—		440,003		347,695		175,000	17,161	1,334,859

(1)	The amounts shown in this column represent amounts earned for the fiscal year. There were 27 bi-weekly pay periods in 2010 and 26 bi-weekly pay periods in each of 2009 and 2011.
(2)	The amounts included in this column represent the grant date fair value of (a) restricted shares of our common stock, awarded and recognized by us, (b) performance shares, awarded and recognized by us, as finally determined by the Compensation Committee following the conclusion of the performance period (as discussed above under “Elements of Compensation — Long-Term Incentive Compensation — 2011,” the Compensation Committee determined that no 2011 performance shares would be payable), and (c) Partnership phantom units with DERs, awarded and recognized by the Partnership, in each case calculated in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”). For a discussion of valuation assumptions, see Note 17 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2011. Please see the Grants of Plan-Based Awards for 2011 table below for more information regarding equity-based awards granted in 2011.
(3)	The amounts included in this column represent the grant date fair value of options to purchase our common stock, awarded and recognized by us and calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 17 to the consolidated financial statements within our Annual Report on Form 10-K for the year ended December 31, 2011. Please see the Grants of Plan-Based Awards for 2011 table below for more information regarding equity-based awards granted in 2011.
(4)	The amounts included in this column represent cash payments made under the 2011, 2010 and 2009 Incentive Programs, which covered the compensation measurement and performance years ended December 31, 2011, 2010 and 2009, respectively, and which were paid during the first quarters of 2012, 2011 and 2010, respectively.

(5)	The amounts shown in this column for the year ended December 31, 2011 are attributable to the following:

Name	401(k) Plan Matching Contribution ($)(a)	Deferred Compensation Plan Matching Contribution ($)(b)	Executive Medical Coverage ($)(c)	Tax Preparation and Planning Services ($)	DERs ($)(d)	Other ($)		Total ($)

Current Named Executive Officers
D. Bradley Childers	8,575	2,826	4,834	5,000	18,666	100,000	(e)	139,901
William M. Austin	—	—	—	—	—	—		—
Joseph G. Kishkill	—	—	—	2,750	9,004	201,049	(f)	212,803
Ronaldo Reimer	8,690	—	—	1,700	—	404,705	(g)	415,095
Daniel K. Schlanger	6,129	4,371	2,957	7,500	13,550	—		34,507

Former Named Executive Officers
Ernie L. Danner	4,038	—	10,000	6,000	67,882	1,229,180	(h)	1,317,100
J. Michael Anderson	6,437	4,277	5,984	—	20,565	—		37,263

(a)	Executives could contribute up to 25% (subject to limits established by the IRS) of their salary to the Exterran 401(k) Plan. The amounts shown represent our matching contributions for 2011.
(b)	Eligible executive officers could contribute up to 100% of their base pay and bonus to the Deferred Compensation Plan, which we matched for 2011 to a maximum of 3.5% of the executive’s annual eligible compensation, less our matching contributions to the executive’s 401(k) account.
(c)	Represents premiums paid by us for medical coverage under the MERP. The MERP was terminated effective December 31, 2011.
(d)	Represents a cash payment pursuant to DERs payable upon vesting of Partnership phantom units.
(e)	Represents a cash payment made to Mr. Childers in December 2011 as compensation for his service as our Interim President and Chief Executive Officer from November 1, 2011 through December 11, 2011.
(f)	Represents Mr. Kishkill’s annual expatriate benefits, including $8,400 for an expatriate hardship payment, $91,321 for a residential allowance, $11,758 for reimbursement of residential utilities, $25,984 for reimbursement of school tuition for Mr. Kishkill’s children, $21,086 for a vacation travel allowance, $2,500 for reimbursement of property management fees and a $40,000 annual expatriate payment for miscellaneous expenses related to living abroad.
(g)	Represents Mr. Reimer’s annual expatriate benefits, including $16,800 for an expatriate hardship payment, $82,442 for a residential allowance, $62,020 for reimbursement of residential utilities, $50,511 for reimbursement of school tuition for Mr. Reimer’s children, $115,044 for tax equalization payments related to Mr. Reimer’s employment in Brazil, $37,888 for expenses associated with Mr. Reimer’s relocation from the United States to Brazil in connection with his assumption of the role of President, Latin America of EESLP and a $40,000 annual expatriate payment for miscellaneous expenses related to living abroad.
(h)	Includes a $1,929 reimbursement for an annual physical exam and, in connection with the terms of Mr. Danner’s separation agreement with us, a $1,225,000 cash payment and $2,251 for continuing coverage under our medical benefit plans for Mr. Danner and his family following his date of termination.

(6)	The amounts shown for Mr. Childers include both his 2011 LTI Award, awarded in March 2011, and his 2012 LTI Award, awarded on an advanced basis in December 2011 in recognition of his assumption of the role of President and Chief Executive Officer. Mr. Childers did not receive an LTI Award (other than performance units) in 2012 for his service as President and Chief Executive Officer.
(7)	Mr. Austin became employed by us as our Executive Vice President and Chief Financial Officer in December 2011; thus, the amounts shown for him represent his compensation for the period from December 12, 2011 through December 31, 2011.
(8)	Includes a one-time LTI Award granted to Mr. Austin in December 2011 as an inducement to his employment with us. As a result, Mr. Austin did not receive an LTI Award in 2012 , and it is not expected that he will receive an LTI Award in 2013 for his service as our Executive Vice President and Chief Financial Officer.
(9)	Includes a one-time LTI Award granted by the Compensation Committee to Mr. Kishkill in recognition of his assumption of the role of President, Eastern Hemisphere of EESLP in late 2009.
(10)	The amount shown represents a discretionary bonus awarded outside the 2009 Incentive Program by the Compensation Committee to Mr. Schlanger in consideration for his individual contribution as the Partnership’s Chief Financial Officer from its inception to March 2009.
(11)	Mr. Danner’s employment with us concluded October 31, 2011; thus, the 2011 amounts shown for him represent his compensation for the period from January 1, 2011 through October 31, 2011.

(12)	Under the terms of his separation agreement with us, all of Mr. Danner’s unvested restricted stock, 2010 performance shares and Partnership phantom units vested on his termination date. Accordingly, the amount shown includes (i) the grant date fair value of the restricted stock and phantom units awarded to Mr. Danner in March 2011 (the grant date fair value of which was $1,264,996), plus (ii) the fair value associated with the awards that accelerated and vested in full on his termination date (which includes the value of all of the awards shown in this column that were awarded to Mr. Danner for 2011, 2010 and 2009 and vested on an accelerated basis), in each case calculated in accordance with ASC 718. The fair value of the awards that vested on an accelerated basis in connection with Mr. Danner’s termination in 2011 is presented in the following table.

Restricted Stock	2010 Performance Shares	Partnership Phantom Units	Total Incremental Fair Value
$1,700,200	$647,128	$492,282	$2,839,610

(13)	Includes a one-time LTI Award granted by the Compensation Committee to Mr. Danner in recognition of his leadership and Company performance during the second half of 2009, together with his willingness to forgo any salary increase or adjustment to his LTI Award opportunity when promoted to Chief Executive Officer in June 2009.

Grants of Plan-Based Awards for 2011

The following table provides additional information about stock and option awards and non-equity incentive plan awards granted to the Named Executive Officers during the year ended December 31, 2011.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Current Named Executive Officers

D. Bradley Childers		0	245,000	428,750
	3/04/2011				0	5,478	10,956						125,008
	3/04/2011							11,339	(4)				258,756
	3/04/2011									31,150	(5)	22.82	260,726
	3/04/2011							2,018	(6)				57,513
	12/12/2011							88,149	(4)				900,001
	12/12/2011									220,588	(5)	10.21	899,999
	12/12/2011							9,376	(6)				199,990

William M. Austin	12/12/2011							131,342	(7)				1,341,002
	12/12/2011									328,676	(8)	10.21	1,340,998
	12/12/2011							13,971	(6)				298,001

Joseph G.Kishkill		0	238,000	416,500
	3/04/2011				0	5,478	10,956						125,008
	3/04/2011							11,339	(4)				258,756
	3/04/2011									31,150	(5)	22.82	260,726
	3/04/2011							2,018	(6)				57,513

Ronaldo Reimer		0	180,000	315,000
	3/04/2011				0	3,944	7,888						90,002
	3/04/2011							9,882	(4)				225,507
	3/04/2011									22,212	(5)	22.82	185,914

Daniel K. Schlanger		0	227,500	398,125
	3/04/2011				0	5,478	10,956						125,008
	3/04/2011							11,339	(4)				258,756
	3/04/2011									31,150	(5)	22.82	260,726
	3/04/2011							2,018	(6)				57,513

Former Named Executive Officers

Ernie L. Danner(9)		0	700,000	1,225,000
	3/04/2011				0	21,911	43,822						500,009
	3/04/2011							45,355	(4)				1,035,001
	3/04/2011									124,602	(5)	22.82	1,042,919
	3/04/2011							8,070	(6)				229,995

J. Michael Anderson		0	255,500	447,125
	3/04/2011				0	6,266	12,532						142,990
	3/04/2011							12,956	(4)				295,656
	3/04/2011									35,593	(5)	22.82	297,913
	3/04/2011							2,305	(6)				65,693

(1)	The amounts in these columns reflect the range of potential payouts under the 2011 Incentive Program. The actual payouts under the plan were determined in February 2012 and were paid in March 2012, as reflected in the Summary Compensation Table for 2011, above.
(2)	The amounts in these columns reflect the range of potential payouts of performance shares awarded as part of the LTI Award for 2011. “Target” is the number of performance shares awarded in 2011. “Threshold” represents the lowest possible payout (0% of the grant), and “Maximum” reflects the highest possible payout (200% of the grant). See “Elements of Compensation — Long-Term Incentive Compensation — 2011” for a detailed description of the performance shares. As discussed above under “Elements of Compensation — Long-Term Incentive Compensation — 2011,” the Compensation Committee determined that no 2011 performance shares would be payable.
(3)	The value of performance shares, restricted stock, stock option awards and Partnership phantom units on the grant date is calculated in accordance with ASC 718. Performance shares are shown at target value. As discussed above under “Elements of Compensation — Long-Term Incentive Compensation — 2011,” the Compensation Committee determined to award no performance shares for 2011.
(4)	Restricted stock awards were granted under the Stock Incentive Plan and vest over a three-year period, subject to continued employment through each vesting date, at the rate of one-third per year beginning on the first anniversary of the grant date and on each successive anniversary of the initial date of vesting.
(5)	Stock options were granted under the Stock Incentive Plan and vest over a three-year period, subject to continued employment through each vesting date, at the rate of one-third per year beginning on the first anniversary of the grant date and on each successive anniversary of the initial date of vesting.
(6)	Partnership phantom units with tandem DERs were granted under the Partnership Plan and vest over a three-year period, subject to continued employment through each vesting date, at the rate of one-third per year beginning on the first anniversary of the grant date and on each successive anniversary of the initial date of vesting.

(7)	Restricted stock awards were granted under the Employment Inducement Plan and vest over a three-year period, subject to continued employment through each vesting date, at the rate of one-third per year beginning on the first anniversary of the grant date and on each successive anniversary of the initial date of vesting.
(8)	Stock options were granted under the Employment Inducement Plan and vest over a three-year period, subject to continued employment through each vesting date, at the rate of one-third per year beginning on the first anniversary of the grant date and on each successive anniversary of the initial date of vesting.
(9)	Mr. Danner was ineligible for a payout under the 2011 Incentive Program because his employment with us concluded in October 2011.

Outstanding Equity Awards at Fiscal Year-End for 2011

The following table provides information regarding equity awards and equity-based awards granted by Universal and Exterran that were outstanding at December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)

Current Named Executive Officers

D. Bradley Childers	38,420			19.03	9/03/2012
	25,000			16.71	3/10/2013
	20,000			30.07	4/30/2014
	30,720			67.30	3/04/2015
	17,000			38.15	3/09/2015
	20,000			43.39	3/03/2016
	34,790	17,394	(1)	16.14	3/04/2016
	9,899	19,797	(1)	22.75	2/28/2017
	10,871			75.27	6/12/2017
		31,150	(1)	22.82	3/04/2018	113,575	(2)	1,033,533	(3)	9,342	(4)	85,012	(3)
		220,588	(1)	10.21	12/12/2018	15,072	(5)	303,701	(6)

William M. Austin		328,676	(7)	10.21	12/12/2018	131,342	(8)	1,195,212	(3)
						13,971	(5)	281,516	(6)	—		—

Joseph G. Kishkill	4,667			18.07	11/27/2012
	6,667			16.71	3/10/2013
	6,000			30.07	4/30/2014
	3,715			78.25	8/20/2014
	3,920			67.30	3/04/2015
	2,000			38.15	3/09/2015
	3,200			43.39	3/03/2016
	34,790	17,394	(1)	16.14	3/04/2016
	12,769	25,535	(1)	22.75	2/28/2017
	1,208			75.27	6/12/2017	27,624	(2)	251,378	(3)	9,342	(4)	85,012	(3)
		31,150	(1)	22.82	3/04/2018	5,696	(5)	114,774	(6)

Ronaldo Reimer		22,212	(1)	22.82	3/04/2018
						22,747	(2)	206,998	(3)	—		—

Daniel K. Schlanger	21,690			67.30	3/04/2015
	24,850	12,424	(1)	16.14	3/04/2016
	9,038	18,076	(1)	22.75	2/28/2017
	7,247			75.27	6/12/2017	22,909	(2)	208,472	(3)	9,342	(4)	85,012	(3)
		31,150	(1)	22.82	3/04/2018	4,978	(5)	100,307	(6)

Former Named Executive Officers

Ernie L. Danner(9)	103,217			23.63	1/31/2012
	49,699			16.14	1/31/2012
	56,810			22.75	1/31/2012	—		—		—		—

J. Michael Anderson	85,000			17.30	3/31/2013
	20,000			30.07	4/30/2014
	32,530			67.30	3/04/2015
	17,000			38.15	3/09/2015
	20,000			43.39	3/03/2016
	39,760	19,879	(1)	16.14	3/04/2016
	11,621	23,240	(1)	22.75	2/28/2017
	10,871			75.27	6/12/2017	29,292	(2)	266,557	(3)	9,342	(4)	85,012	(3)
		35,593	(1)	22.82	3/04/2018	6,560	(5)	132,184	(6)

(1)	Represents options to purchase our common stock awarded under the Stock Incentive Plan that vest at the rate of one-third per year over a three-year period, with a term of seven years following the date of grant.
(2)	Represents our restricted stock awarded under the Stock Incentive Plan that vest at the rate of one-third per year over a three-year period.
(3)	Based on the market closing price of our common stock on December 30, 2011 of $9.10 per share.
(4)	Represents performance shares awarded under the Stock Incentive Plan that vest on the third anniversary of their grant date. Amounts shown are the actual number of shares awarded, as finally determined by the Compensation Committee following the conclusion of the applicable performance period.

(5)	Represents phantom units with tandem DERs under the Partnership Plan that vest at the rate of one-third per year over a three-year period.
(6)	Based on the market closing price of the Partnership’s common units on December 30, 2011 of $20.15 per common unit.
(7)	Represents options to purchase our common stock awarded under the Employment Inducement Plan that vest at the rate of one-third per year over a three-year period, with a term of seven years following the date of grant.
(8)	Represents our restricted stock awarded under the Employment Inducement Plan that vest at the rate of one-third per year over a three-year period.
(9)	Mr. Danner’s employment with us concluded October 31, 2011. Under the terms of his separation agreement with us, all restricted stock, all 2010 performance shares and all Partnership phantom units granted to Mr. Danner vested on his termination date. All other equity awards granted to Mr. Danner that remained unvested as of October 31, 2011 were forfeited as of that date in accordance with the terms of the plan under which they were granted.

Option Exercises and Stock Vested for 2011

The following table provides additional information about the value realized by the Named Executive Officers on stock award vesting during the year ended December 31, 2011. No stock options were exercised by the Named Executive Officers during the year ended December 31, 2011.

	Stock Awards
Name	Number of Shares and Units Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Current Named Executive Officers
D. Bradley Childers	18,869	452,617
William M. Austin	—	—
Joseph G. Kishkill	15,311	365,534
Ronaldo Reimer	6,433	128,917
Daniel K. Schlanger	14,218	343,971

Former Named Executive Officers
Ernie L. Danner(3)	194,795	2,720,134
J. Michael Anderson	21,035	509,191

(1)	Represents restricted shares of our common stock, our 2010 performance shares and Partnership phantom units with DERs that vested during 2011.
(2)	The value realized for vested awards was determined by multiplying the fair market value of the restricted stock or performance shares (closing market price of our common stock on the vesting date) or Partnership phantom units (closing market price of the Partnership’s common units on the vesting date) by the number of shares or units that vested. Shares and units vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares and units that vested for each Named Executive Officer in 2011.
(3)	Mr. Danner’s employment with us concluded October 31, 2011. Under the terms of his separation agreement with us, all restricted stock, all 2010 performance shares and all Partnership phantom units granted to Mr. Danner vested on his termination date.

Nonqualified Deferred Compensation for 2011

The following table summarizes the Named Executive Officers’ compensation under our nonqualified deferred compensation plans for the year ended December 31, 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Current Named Executive Officers
D. Bradley Childers	—	2,826	(11,177)	—	138,606
William M. Austin	—	—	—	—	—
Joseph G. Kishkill	—	—	—	—	—
Ronaldo Reimer	—	—	—	—	—
Daniel K. Schlanger	—	4,371	335	—	56,987

Former Named Executive Officers
Ernie L. Danner	—	—	(17,274)	—	458,009
J. Michael Anderson	—	4,277	(10,700)	—	151,813

(1)	Amounts shown represent matching contributions to each Named Executive Officer’s Deferred Compensation Plan account earned in 2011 but paid in the first quarter of 2012; these amounts are also shown under “All Other Compensation” in the Summary Compensation Table for 2011, above.

Potential Payments upon Termination or Change of Control

Severance Benefit Agreements

We have decided, as a policy matter, not to offer employment agreements to our executive officers; however, certain of our executive officers, including our current Named Executive Officers, have entered into severance benefit agreements with us. Each such agreement provides that if the executive’s employment is terminated by us without cause or by such executive with good reason at any time through August 15, 2013 (December 12, 2013 in the case of Mr. Austin), then the executive will receive a lump sum payment in cash on the 35th day after the date of termination consisting of the following:

•

an amount equal to the sum of the executive’s annual base salary then in effect and the amount of the executive’s target annual incentive bonus opportunity for the year in which the termination occurs; and

•

with respect to all current Named Executive Officers other than Mr. Austin, an amount equal to the product of the executive’s annual target incentive bonus opportunity for the year in which the termination occurs, prorated to the separation date, multiplied by the greater of 50% or the actual performance percentage achieved as of the separation date under our annual short term incentive plan then in effect;

In addition, the executive will be entitled to the following:

•

with respect to all current Named Executive Officers other than Mr. Austin, the vesting as of the separation date of the executive’s outstanding unvested restricted stock, restricted stock units and 2010 performance shares granted under the Stock Incentive Plan that were scheduled to vest within 12 months following the separation date (provided that the executive will receive a cash payment equal to one-half the value of his 2010 performance shares that are scheduled to vest in March 2013 if the separation date occurs on or prior to March 4, 2012);

•	with respect to Mr. Austin only, the vesting as of the separation date of all of his outstanding equity awards that were scheduled to vest within 12 months following the separation date;

•	the vesting as of the separation date of the executive’s outstanding phantom units granted under the Partnership Plan that were scheduled to vest within 12 months following the separation date; and

•	continued coverage under our medical benefit plans for the executive and his or her eligible dependents for up to one year following the separation date.

Each executive’s entitlement to the payments and benefits set forth in the applicable severance benefit agreement are subject to the executive’s execution of a waiver and release for our benefit.

Change of Control Agreements

Certain of our executive officers, including our current Named Executive Officers, have entered into change of control agreements with us. Each such agreement provides that if, during the 18-month period following a change of control (as defined in the change of control agreements), the executive’s employment is terminated other than for cause, death or disability, or the executive terminates his employment for good reason (in each case, a “Qualifying Termination”), then the executive will receive a lump sum in cash within 60 days after the date of termination consisting of the following:

•

an amount equal to the total of the executive’s earned but unpaid base salary through the date of termination, plus the executive’s target annual incentive bonus that would be payable to the executive for that year prorated to the date of termination, plus any earned but unpaid annual bonus for the prior year, plus any portion of the executive’s earned but unused vacation pay for that year; and

•

an amount equal to two times (three times in the case of Mr. Childers) the executive’s current annual base salary and two times (three times in the case of Mr. Childers) the target annual incentive bonus award that would be payable to the executive for that year;

In addition, the executive will be entitled to the following:

•

an amount equal to two times the total of the matching contributions that would have been credited to the executive under the Exterran 401(k) Plan and any other deferred compensation plan had the executive made the required amount of elective deferrals or contributions during the 12-month period immediately preceding the month of the executive’s date of termination;

•	any amount previously deferred, or earned but not paid, by the executive under the incentive and nonqualified deferred compensation plans or programs as of the date of termination;

•

for a period of up to two years following the executive’s date of termination, company-paid medical and welfare benefits to the executive and/or the executive’s family equal to those benefits that would have been provided to such executive if the executive’s employment had not been terminated;

•

all stock options, restricted stock, restricted stock units or other stock-based awards, and all common units, unit appreciation rights, unit awards or other unit-based awards and all cash-based incentive awards held by the executive that are not vested, will vest; and

•

in the event that any payment or distribution we make to or for the benefit of Mr. Schlanger, whose change of control agreement predates our policy to no longer include tax gross-ups in such agreements, would be subject to a federal excise tax, he is entitled to receive an additional gross-up payment; under the terms of their change of control agreements, none of Messrs. Childers, Austin, Kishkill or Reimer is entitled to receive any additional gross-up payment.

All payments to a Named Executive Officer under his change of control agreement are to be made in exchange for a commitment from the executive to not (1) disclose our confidential information during the two-year period following the termination of the executive’s employment, (2) employ or seek to employ any of our key employees or solicit or encourage any such key employee to terminate his or her employment with us during the two-year period following the termination of the executive’s employment or (3) engage in a competitive business for a period of two years following the executive’s termination.

Vesting of Equity-Based Incentives upon a Change of Control

Pursuant to the terms of the applicable award agreements for each Named Executive Officer, for all stock options, restricted stock and restricted stock units upon a change of control that is not followed by a Qualifying Termination, only the portion of the award that would have vested on the next vesting date will fully vest as of the date of the change of control, and the remaining portion of the award will continue to be subject to the original vesting schedule. Pursuant to the terms of the applicable award agreements for each Named Executive Officer, performance shares vest upon a change of control only if such change of control is followed by a Qualifying Termination.

Additionally, the Partnership Plan provides that, upon a change of control (as defined in the Partnership Plan), all awards of phantom units (including the related DERs) and unit options automatically vest and become payable or exercisable, as the case may be. The Partnership Plan does not require that the recipient of awards under the Partnership Plan have his or her employment with us or Exterran GP LLC terminate following such change of control in order for automatic vesting to occur. This feature was incorporated into the Partnership Plan and the awards under the Partnership Plan because it was consistent with the long-term incentive plans of other publicly-traded partnerships, reflecting their relatively unique situations as controlled publicly-traded entities with few of their own officers or employees.

Payments Made Under Mr. Danner’s Separation Agreement

Under the terms of his separation agreement with us, upon his departure on October 31, 2011, Mr. Danner was entitled to (i) a lump sum cash severance payment of $1,225,000, (ii) full vesting of all of his unvested restricted stock, 2010 performance shares and Partnership phantom units, and (iii) for up to five years following termination, continued coverage under our medical benefit plans for him and his family. These severance payments and benefits are further described in the Summary Compensation Table for 2011, above.

Potential Payments upon Termination or Change of Control

The following tables reflect the potential payments to which the current Named Executive Officers would be entitled upon a theoretical change of control or termination of employment occurring on December 30, 2011, the last business day of 2011. The amounts shown assume a common stock value of $9.10 per share and a Partnership common unit value of $20.15 per unit (the December 30, 2011 closing prices, respectively). The actual amounts to be paid out to executives upon termination can only be determined at the time of each Named Executive Officer’s termination.

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
D. Bradley Childers
Cash Severance	—	867,500	—	2,480,000
Stock Options(3)	—	—	—	—
Restricted Stock(4)	1,033,533	395,477	395,477	1,033,533
Phantom Units(5)	322,511	147,833	322,511	322,511
Performance Shares(6)	134,862	42,506	—	85,012
Benefits and Perquisites(7)	—	13,411	—	49,624
Total Pre-Tax Benefit	1,490,906	1,466,727	717,988	3,970,680

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
William M. Austin
Cash Severance	—	300,000	—	600,000
Stock Options(3)	—	—	—	—
Restricted Stock(4)	1,195,212	398,407	398,407	1,195,212
Phantom Units(5)	281,516	93,839	281,516	281,516
Performance Shares(6)	—	—	—	—
Benefits and Perquisites(7)	—	9,240	—	19,692
Total Pre-Tax Benefit	1,476,728	801,486	679,923	2,096,420

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
Joseph G. Kishkill
Cash Severance	—	697,000	—	1,394,000
Stock Options(3)	—	—	—	—
Restricted Stock(4)	251,378	138,093	138,093	251,378
Phantom Units(5)	133,584	84,898	133,584	133,584
Performance Shares(6)	134,862	42,506	—	85,012
Benefits and Perquisites(7)	—	13,151	—	43,452
Total Pre-Tax Benefit	519,824	975,648	271,677	1,907,426

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
Ronaldo Reimer
Cash Severance	—	570,000	—	1,140,000
Stock Options(3)	—	—	—	—
Restricted Stock(4)	206,998	88,516	88,516	206,998
Phantom Units(5)	—	—	—	—
Performance Shares(6)	35,890	—	—	—
Benefits and Perquisites(7)	—	13,151	—	43,452
Total Pre-Tax Benefit	242,888	671,667	88,516	1,390,450

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)	Change of Control Without a Qualifying Termination ($)	Change of Control with a Qualifying Termination ($)
Daniel K. Schlanger
Cash Severance	—	666,250	—	1,332,500
Stock Options(3)	—	—	—	—
Restricted Stock(4)	208,472	108,190	108,190	208,472
Phantom Units(5)	115,678	68,681	115,678	115,678
Performance Share(6)	134,862	42,506	—	85,012
Benefits and Perquisites(7)	—	13,747	—	53,386
Tax Gross-ups	—	—	—	—
Total Pre-Tax Benefit	459,012	899,374	223,868	1,795,048

(1)	“Disability” is defined (a) with respect to awards of stock options, restricted stock and performance shares, in the Stock Incentive Plan (in the Employment Inducement Plan in the case of Mr. Austin) and (b) with respect to awards of phantom units, in the Partnership’s form of award agreement for phantom units.
(2)	“Cause” and “Good Reason” each are defined in the severance benefit agreements.
(3)	The amounts included in this row represent the value of options to purchase our common stock. The number of options currently unvested and outstanding at year end for each Named Executive Officer is provided in the Outstanding Equity Awards at Fiscal Year-End for 2011 table above, and the value of such awards has been calculated using the market closing price of our common stock on December 30, 2011.
(4)	The amounts included in this row represent the value of restricted stock. The number of restricted shares that are unvested and outstanding at year end for each Named Executive Officer is provided in the Outstanding Equity Awards at Fiscal Year-End for 2011 table above, and the value of such awards has been calculated using the market closing price of our common stock on December 30, 2011.
(5)	The amounts included in this row represent the value of Partnership phantom units (including the related DERs). The number of phantom units that are unvested and outstanding at year end for each Named Executive Officer is provided in the Outstanding Equity Awards at Fiscal Year-End for 2011 table above, and the value of such awards has been calculated using the market closing price of the Partnership’s common units on December 30, 2011, with the DERs accumulated through December 31, 2011 added to the phantom unit values.
(6)	The amounts included in this row represent the value of performance shares that have not vested as of December 31, 2011. The number of performance shares currently unvested and outstanding at year end for each Named Executive Officer is provided in the Outstanding Equity Awards at Fiscal Year-End for 2011 table above, and the value of such awards has been calculated using the market closing price of our common stock on December 30, 2011. Under the terms of the severance benefit agreements, if an executive is terminated on or prior to March 4, 2012, he will receive a cash payment equal to one-half the value of his 2010 performance shares.
(7)	The amounts included in this row represent each Named Executive Officer’s right to the payment of (a) in the event of a termination without Cause or voluntary resignation for Good Reason, medical benefit premiums for a one-year period and (b) in the event of a change of control followed by a Qualifying Termination, medical benefit premiums and the 401(k) Plan and deferred compensation plan matching contributions for a two-year period.

Compensation of Directors

Our Compensation Committee is charged with responsibility for recommending non-employee director compensation to the full Board of Directors for approval. Remuneration for non-employee members of the Board is composed of cash and equity. Directors who are also our employees do not receive additional compensation for their service on the Board.

Cash Compensation

Each non-employee director received an annual cash retainer in the amount of $50,000 (payable in four equal quarterly installments) during 2011 (the “Base Retainer”). A prorated portion of the Base Retainer was paid to Mr. Sotir for the period from November 1, 2011, when he was elected to the Board, through December 31, 2012. In addition, the chairs of the Audit Committee and Compensation Committee each received an annual retainer of $15,000 (payable in four equal quarterly installments) and the chair of the Nominating and Corporate Governance Committee received an annual retainer of $10,000 (payable in four equal quarterly installments). Each non-employee director also received a fee equal to $1,500 per meeting attended. Directors are reimbursed for expenses incurred for attendance at the meetings of the Board and its committees.

Mr. Hall receives the cash compensation paid to our non-employee directors as described above, and in addition receives an annual retainer of $100,000 (payable in four equal quarterly installments) for his services as Chairman of the Board.

As Executive Vice Chairman, Mr. Sotir is an officer, but not an employee, of the company. Mr. Sotir receives the cash compensation paid to our non-employee directors as described above, and in addition receives an annual retainer of $200,000 (payable in four equal quarterly installments) for his services as Executive Vice Chairman. A prorated portion of this annual retainer, in the amount of $10,411, was paid to Mr. Sotir for the period from December 12, 2011, when he assumed the position of Executive Vice Chairman, through December 31, 2011.

Mr. Danner received no compensation for service in his capacity as director.

Equity-Based Compensation

For 2011, the Compensation Committee determined to reduce the value of the annual equity grant to each non-employee director from $150,000 to $125,000 and, accordingly, on March 4, 2011, the Compensation Committee approved an annual grant of restricted stock to each non-employee director (other than Mr. Sotir, who was not then a director) valued at approximately $125,000, based on the market closing price of our common stock on the date of grant and rounded to the nearest full share. The closing price of our common stock on the New York Stock Exchange on March 4, 2011 was $22.82 (which is the grant date fair value of the awards calculated in accordance with ASC 718), resulting in a grant of 5,478 shares of restricted stock to each non-employee director. The shares of restricted stock vest at the rate of one-third per year beginning on the first anniversary of the date of grant (subject to accelerated vesting upon a change of control).

For 2012, the Compensation Committee determined to reduce the value of the annual equity grant to each non-employee director from $125,000 to $110,000. By the third anniversary of his or her election to the Board, each director is required to own an amount of our common stock that equals or exceeds five times the Base Retainer amount, as described above in the section entitled “Stock Ownership Requirements.”

On December 12, 2011, the Compensation Committee approved grants of restricted stock to Messrs. Hall and Seaver, in recognition of their efforts in connection with the selection of the company’s new management team, valued at approximately $25,000 and $75,000, respectively, based on the market closing price of our common stock on the date of grant and rounded to the nearest full share. The closing price of our common stock on the New York Stock Exchange on December 12, 2011 was $10.21 (which is the grant date fair value of the awards calculated in accordance with ASC 718), resulting in grants of 2,449 and 7,346 shares of restricted stock to Messrs. Hall and Seaver, respectively. The shares of restricted stock vest at the rate of one-third per year beginning on the first anniversary of the date of grant (subject to accelerated vesting upon a change of control).

Director Stock and Deferral Plan

Pursuant to our Director Stock and Deferral Plan, directors may elect to receive all or a portion of their cash remuneration in the form of our common stock. In addition, the directors are provided the opportunity to defer their receipt of stock under the plan.

Total Compensation

Set forth below is a summary of the total compensation attributable to each non-employee director’s service on our board during 2011.

Name	Fees Earned in Cash ($)	Stock Awards ($)(1)	Total ($)
Janet F. Clark(2)	65,250	125,008	190,258
Uriel E. Dutton	84,000	125,008	209,008
Gordon T. Hall	189,000	150,012	339,012
J.W.G. Honeybourne	84,500	125,008	209,508
Mark A. McCollum	91,250	125,008	216,258
William C. Pate	84,500	125,008	209,508
Stephen M. Pazuk	96,500	125,008	221,508
Christopher T. Seaver	83,000	200,011	283,011
Mark R. Sotir(3)	15,857	—	15,857

(1)	The amounts included in this column represent the grant date fair value of restricted shares of our common stock, calculated in accordance with ASC 718.
(2)	Ms. Clark resigned as a director on September 8, 2011. All of her unvested restricted shares of our common stock, including those granted in 2011, vested in full as of that date. The total value of those shares, based on the closing price of our common stock on the vesting date, was $146,065.
(3)	Mr. Sotir was elected to the Board on November 1, 2011. Amount does not include fees paid to Mr. Sotir for his service as Vice Chairman, as described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transaction Policy

We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of us and our stockholders. Therefore, our Audit Committee has adopted a policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between us and individuals with a direct or indirect affiliation with us and to ensure that those transactions are in our best interest. Any proposed related-party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires that our subsidiaries report all related party transactions to the Financial Reporting Department on a quarterly basis. In the event a senior officer becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related-party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related-party transaction:

•	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

•	whether there are any compelling business reasons for the Company to enter into the transaction;

•	whether the transaction would impair the independence of an otherwise independent director; and

•

whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship.

Transactions with the Partnership

Distributions and Payments to the Partnership

As of March 1, 2012, we owned (a) 12,495,391 common units of the Partnership, which constitutes 33% of the limited partner ownership interest in the Partnership; and (b) 757,722 general partner units, which constitute the entire 2% general partner interest in the Partnership. We are, therefore, a “related person” to the Partnership as such term is defined by the SEC.

The following summarizes the distributions and payments made or to be made to or by the Partnership to us, and the other unitholders, in connection with the ongoing operation of the Partnership.

Distributions of available cash to the Partnership’s general partner and its affiliates	The Partnership will generally make cash distributions 98% to its unitholders on a pro rata basis, including us, as the holder of 12,495,391 common units, and 2% to the Partnership’s general partner, which we indirectly own. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, then we are entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

During the year ended December 31, 2011, we received aggregate distributions of approximately $4.0 million on general partner units, including distributions on incentive distribution rights, and $26.8 million on limited partner units. On February 14, 2012, we received a quarterly distribution with respect to the period from October 1, 2011 to December 31, 2011, of approximately $1.2 million on general partner units, including distributions on incentive distribution rights, and $6.2 million on common units.

Payments to the Partnership’s general partner and its affiliates	Subject to certain caps, the Partnership reimburses us for the payment of all direct and indirect expenses incurred on the Partnership’s behalf. For further information regarding the reimbursement of these expenses, please read the section titled “— Omnibus Agreement” below.

Pursuant to the terms of our Omnibus Agreement with the Partnership (as described below), the Partnership reimburses us for (1) allocated expenses of operational personnel who perform services for the Partnership’s benefit, (2) direct costs incurred in operating and maintaining the Partnership’s business and (3) its allocated selling, general and administrative expenses, subject to a cap. We do not receive any management fee or other compensation for management of the Partnership. Subject to certain caps, we are reimbursed for certain expenses incurred on the Partnership’s behalf. These expenses include all expenses necessary or appropriate to the conduct of the Partnership’s business and that are allocable to the Partnership, which we, in our general partner capacity, will determine in good faith, as provided in the Partnership’s partnership agreement. Except as provided in the Omnibus Agreement, there is no cap on the amount that may be paid or reimbursed by the Partnership to us for compensation or expenses incurred on the Partnership’s behalf.

June 2011 Contract Operations Acquisition

In June 2011, the Partnership acquired from us contract operations customer service agreements with 34 customers and a fleet of 407 compressor units used to provide compression services under those agreements, comprising approximately 289,000 horsepower, or 8% (by then available horsepower) of the combined U.S. contract operations business of the Partnership and us. Total consideration for this transaction was approximately $223.0 million, excluding transaction costs. In addition, the acquired assets included 207 compressor units, comprising approximately 98,000 horsepower previously leased by us to the Partnership, and a natural gas processing plant with a capacity of 8 million cubic feet per day used to provide processing services pursuant to a long-term services agreement. The consideration for this transaction included the assumption by the Partnership of $159.4 million of our long-term debt, a cash payment by the Partnership to us of $62.2 million and the issuance by the Partnership to its general partner (our wholly-owned subsidiary) of approximately 51,000 general partner units.

March 2012 Contract Operations Acquisition

In March 2012, the Partnership acquired from us contract operations customer service agreements with approximately 40 customers and a fleet of approximately 400 compressor units used to provide compression services under those agreements, comprising approximately 188,000 horsepower, or 5% (by then available horsepower) of the combined U.S. contract operations business of the Partnership and us. Total consideration for this transaction was approximately $183 million, excluding transaction costs. In addition, the assets acquired included approximately 140 compressor units, comprising approximately 75,000 horsepower previously leased by us to the Partnership, and a natural gas processing plant with a capacity of 10 million cubic feet per day used to provide processing services pursuant to a long-term services agreement. The consideration for this transaction included the assumption by the Partnership of $105.4 million of our long-term debt, and a cash payment by the Partnership to us of approximately $77.4 million.

Omnibus Agreement

The Partnership entered into an Omnibus Agreement with us, the Partnership’s general partner and others, the terms of which are described below. The Omnibus Agreement (other than the indemnification obligations described below under “— Indemnification for Environmental and Related Liabilities”) will terminate upon a change of control of the Partnership’s general partner or the removal or withdrawal of the Partnership’s general partner, and certain provisions will terminate upon a change of control of Exterran.

Non-competition

Under the Omnibus Agreement, subject to the provisions described below, we agreed not to offer or provide compression services in the United States to the Partnership’s contract operations services customers that are not also our contract operations service customers. Compression services are defined to include the provision of natural gas contract compression services, but exclude fabrication of compression equipment, sales of compression equipment or material, parts or equipment that are components of compression equipment, leasing of compression equipment without also providing related compression equipment service and operating, maintenance, service, repairs or overhauls of compression equipment owned by third parties. In addition, under the Omnibus Agreement, the Partnership agreed not to offer or provide compression services to our domestic contract operations services customers that are not also contract operations service customers of the Partnership.

As a result of the merger between Hanover and Universal, at the time of execution of the Omnibus Agreement some of the Partnership customers were also our contract operations services customers, which we refer to as overlapping customers. We and the Partnership have agreed, subject to the exceptions described below, not to provide contract operations services to an overlapping customer at any site at which the other was providing such services to an overlapping customer on the date of execution of the Omnibus Agreement, which we refer to as a “Partnership site” or an “Exterran site.” After the date of the agreement, if an overlapping customer requests contract operations services at a Partnership site or an Exterran site, whether in addition to or in the replacement of the equipment existing at such site on the date of the agreement, the Partnership will be entitled to provide contract operations services if such overlapping customer is a Partnership overlapping customer (a “Partnership overlapping customer”) and we will be entitled to provide such contract operations services if such overlapping customer is an Exterran overlapping customer (an “Exterran overlapping customer”). Additionally, any additional contract operations services provided to a Partnership overlapping customer will be provided by the Partnership and any additional services provided to an Exterran overlapping customer will be provided by us.

We also have agreed that new customers for contract compression services (neither the Partnership’s customers nor our customers for U.S. contract compression services) are for the Partnership’s account unless the new customer is unwilling to contract with the Partnership or unwilling to do so under the Partnership’s form of compression services agreement. If a new customer is unwilling to enter into such an arrangement with the Partnership, then we may provide compression services to the new customer. In the event that either the Partnership or we enter into a contract to provide compression services to a new customer, either the Partnership or we, as applicable, will receive the protection of the applicable non-competition arrangements described above in the same manner as if such new customer had been a compression services customer of either the Partnership or us at the time of entry into the Omnibus Agreement.

The non-competition arrangements described above do not apply to:

•	the Partnership’s provision of contract compression services to a particular Exterran customer or customers, with our approval;

•	Our provision of contract compression services to a particular customer or customers of the Partnership, with the approval of the conflicts committee of the board of directors of Exterran GP LLC;

•

The Partnership’s purchase and ownership of not more than five percent of any class of securities of any entity which provides contract compression services to our contract compression services customers;

•

Our purchase and ownership of not more than five percent of any class of securities of any entity which provides contract compression services to the Partnership’s contract compression services customers;

•	Our ownership of the Partnership;

•

The Partnership’s acquisition, ownership and operation of any business that provides contract compression services to our contract compression services customers if we have been offered the opportunity to purchase the business for its fair market value from the Partnership and we decline to do so. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, the Partnership will agree not to provide contract compression services to our customers that are also customers of the acquired business at the sites at which we are providing contract operations services to them at the time of the acquisition;

•

Our acquisition, ownership and operation of any business that provides contract compression services to our contract operations services customers if the Partnership has been offered the opportunity to purchase the business for its fair market value from us and the Partnership declines to do so with the concurrence of the conflicts committee of the board of directors of Exterran GP LLC. However, if neither the Omnibus Agreement nor the non-competition arrangements described above have already terminated, we will agree not to provide contract operations services to the Partnership’s customers that are also customers of the acquired business at the sites at which the Partnership is providing contract operations services to them at the time of the acquisition; or

•

A situation in which one of the Partnership’s customers (or its applicable business) and a customer of ours (or our applicable business) merge or are otherwise combined, in which case each of the Partnership and we may continue to provide contract operations services to the applicable combined entity or business without being in violation of the non-competition provisions, but we and the conflicts committee of the board of directors of Exterran GP LLC must negotiate in good faith to implement procedures or such other arrangements, as necessary, to protect the value to each of us and the Partnership of the business of providing contract operations services to each such customer or its applicable business, as applicable.

Unless the Omnibus Agreement is terminated earlier due to a change of control of the Partnership’s general partner or the removal or withdrawal of its general partner, or from a change of control of Exterran, the non-competition provisions of the Omnibus Agreement will terminate on December 31, 2013 or on the date on which a change of control of Exterran occurs, whichever event occurs first. If a change of control of Exterran occurs, and neither the Omnibus Agreement nor the non-competition arrangements have already terminated, we will agree for the remaining term of the non-competition arrangements not to provide contract operations services to the Partnership’s customers at the sites at which the Partnership is providing contract operations services to them at the time of the change of control.

Indemnification for Environmental and Related Liabilities

Under the Omnibus Agreement, we have agreed to indemnify the Partnership, for a three-year period following the applicable acquisition date, against certain potential environmental claims, losses and expenses associated with the ownership and operation of the assets the Partnership acquires from us that occur before that acquisition date. Our maximum liability for environmental indemnification obligations under the Omnibus Agreement will not exceed $5 million and we will not have any obligation under the environmental or any other indemnification until the Partnership’s aggregate losses exceed $250,000. We will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after such acquisition date. The Partnership has agreed to indemnify us against environmental liabilities occurring on or after the applicable acquisition date related to the Partnership’s assets to the extent we are not required to indemnify the Partnership.

Additionally, we will indemnify the Partnership for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. The Partnership will indemnify us for all losses attributable to the post-closing operations of the assets contributed to the Partnership, to the extent not subject to our indemnification obligations. For the year ended December 31, 2011, there were no requests for indemnification by either party.

Purchase of New Compression Equipment by the Partnership

Pursuant to the Omnibus Agreement, the Partnership is permitted to purchase newly fabricated compression equipment from us or our affiliates at our cost to fabricate such equipment plus a fixed margin of 10%, which may be modified with the approval of us and the conflicts committee of the board of directors of Exterran GP LLC. For the year ended December 31, 2011, the Partnership purchased $7.6 million of new compression equipment from us.

Transfer, Exchange or Lease of Compression Equipment with the Partnership

Pursuant to the Omnibus Agreement, in the event that we determine in good faith that there exists a need on the part of our contract operations services business or on the Partnership’s part to transfer, exchange or lease compression equipment between us and the Partnership, such equipment may be so transferred, exchanged or leased if it will not cause the Partnership to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs.

In consideration for such transfer, exchange or lease of compression equipment, the transferee will either (1) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it; (2) agree to lease such compression equipment from the transferor; or (3) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it. Unless the Omnibus Agreement is terminated earlier as discussed above, the transfer of compression equipment provisions described above will terminate on December 31, 2013.

During the year ended December 31, 2011, pursuant to the terms of the Omnibus Agreement, the Partnership transferred ownership of 394 compressor units, totaling approximately 173,800 horsepower with a net book value of approximately $76.6 million, to us. In exchange, we transferred ownership to the Partnership of 347 compressor units, totaling approximately 138,700 horsepower with a net book value of approximately $68.8 million. During the year ended December 31, 2011, the Partnership recorded capital distributions of approximately $7.8 million related to the differences in net book value on the compression equipment that was exchanged with us. No customer service agreements were included in the transfers. Under the terms of the Omnibus Agreement, such transfers must be of equal appraised value, as defined in the Omnibus Agreement, with any difference being settled in cash. As a result, we paid the Partnership a nominal amount for the difference in fair value of the equipment in connection with the transfer. The units the Partnership received from us were being utilized to provide services to the Partnership’s customers on the date of the transfers and, prior to the transfers, had been leased from us by the Partnership. The units the Partnership transferred to us were being utilized to provide services to our customers on the date of the transfer, and prior to the transfer had been leased by us from the Partnership.

For the year ended December 31, 2011, we had revenues of $14.4 million from the Partnership related to the lease of our compression equipment and cost of sales of $1.0 million with the Partnership related to the lease of its compression equipment.

Reimbursement of Operating and Selling, General and Administrative Expenses

We provide all operational staff, corporate staff and support services reasonably necessary to run the Partnership’s business. The services provided by us may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning system, training, executive, sales, business development and engineering services.

Costs incurred by us directly attributable to the Partnership are charged to the Partnership in full. Costs incurred by us that are indirectly attributable to the Partnership and our other operations are allocated among the Partnership and our other operations. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue and horsepower. The compensation committee of the board of directors of Exterran GP LLC has determined that the allocation methodology used by us to allocate indirect costs to the Partnership is reasonable. Included in the Partnership’s selling, general and administrative expense for the year ended December 31, 2011 was $35.9 million of indirect costs we incurred.

In connection with the March 2012 Contract Operations Acquisition described above, the Omnibus Agreement was amended to, among other things, extend the duration of the cap on our reimbursement of selling, general and administrative (“SG&A”) expenses and cost of sales for an additional year such that the caps will now terminate on December 31, 2013. The amount of the SG&A cap increased from $9.0 million per quarter to $10.5 million per quarter (after taking into account any such costs that the Partnership incurs and pays directly) on the Partnership’s reimbursement of SG&A expenses we may incur on behalf of the Partnership, and the amount of the cost of sales cap remained unchanged at $21.75 per operating horsepower per quarter (after taking into account any such costs that the Partnership may incur and pay directly) on the Partnership’s reimbursement of cost of sales we may incur on the Partnership’s behalf.

For the year ended December 31, 2011, the Partnership’s cost of sales exceeded the cap by $26.5 million and the Partnership’s SG&A expenses exceeded the cap by $5.9 million. We have accounted for the excess amount over the cap as a capital contribution to the Partnership.

GENERAL INFORMATION

2013 Annual Meeting of Stockholders

Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2013 annual meeting of stockholders must be received by our Secretary no later than November 16, 2012.

Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2013 annual meeting of stockholders on or after November 16, 2012 and no later than December 16, 2012 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

•

a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

•

with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

•	include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

•

state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

•	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

•	update and supplement the required information 10 business days prior to the date of the meeting.

These requirements in our bylaws are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary.

Stockholder proposals and nominations of directors must be delivered to our principal executive office at 16666 Northchase Drive, Houston, Texas 77060, Attention: Secretary.

Annual Reports

Our 2011 Annual Report to Stockholders and Annual Report on Form 10-K is being mailed to our stockholders with this Proxy Statement. We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of our Annual Report on Form 10-K for the year ended December 31, 2011. Please direct any such requests to the attention of the Investor Relations, Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, by email to investor.relations@exterran.com or by telephone at (281) 836-7000. This document is also available at the SEC’s website, which can be found at http://www.sec.gov.

ANNUAL MEETING OF STOCKHOLDERS OF

EXTERRAN HOLDINGS, INC.

April 24, 2012

PROXY VOTING INSTRUCTIONS

[FOR REGISTERED STOCKHOLDERS ONLY]

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 outside the United States using any touch-tone telephone, and follow the instructions. Have your proxy card available when you call, and use the Company Number and Account Number shown on your proxy card.

Vote online or by phone until 11:59 PM EST the day before the Annual Meeting.

MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON — You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The notice of meeting, proxy statement and proxy card are available at

http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25861

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

ANNUAL MEETING OF STOCKHOLDERS OF

EXTERRAN HOLDINGS, INC.

April 24, 2012

PROXY VOTING INSTRUCTIONS

[FOR NON-REGISTERED STOCKHOLDERS ONLY]

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The notice of meeting, proxy statement and proxy card are available at

http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25861

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND “FOR” PROPOSALS 2 and 3.

1.	Election of Directors: Election of the following persons to serve as directors of Exterran Holdings, Inc. until the 2013 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified

[FOR ALL NOMINEES]

[WITHHOLD AUTHORITY FOR ALL NOMINEES]

[FOR ALL EXCEPT (See instructions below)]

¡	Uriel E. Dutton	¡	William C. Pate
¡	Gordon T. Hall	¡	Stephen M. Pazuk
¡	J.W.G. Honeybourne	¡	Christopher T. Seaver
¡	Mark A. McCollum	¡	Mark R. Sotir

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority to vote, as shown here: —

2.	Ratification of the appointment of Deloitte & Touche LLP as Exterran Holdings, Inc.’s independent registered public accounting firm for 2012	[FOR]	[AGAINST]	[ABSTAIN]

3.	Advisory, non-binding vote to approve the compensation provided to our Named Executive Officers	[FOR]	[AGAINST]	[ABSTAIN]

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space on the reverse side. Please note that changes to the registered name(s) on the account may not be submitted via this method.	[ ]

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future stockholder communications over the Internet exclusively and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

Mark here if you plan to attend the meeting.				[ ]

Signature of Stockholder	Date	Signature of Stockholder	Date

Note: Please sign exactly as your names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving title as such. If signer is a partnership, please sign in partnership name by authorized person.